Exhibit (b)(2)
EXECUTION VERSION

USD700,000,000
CREDIT AGREEMENT
among
MIRANT ASIA-PACIFIC LIMITED,
as Guarantor,
MIRANT SWEDEN INTERNATIONAL AB (publ),
as Borrower,
The Several Lenders from Time to Time Parties Hereto
and
CREDIT SUISSE, SINGAPORE BRANCH,
as Facility Agent
Dated as of July 31, 2006

i

SCHEDULES:

1.1A	Commitments
1.1B	Holdings Restructuring
1.1C	Existing Debt
1.1D	Unrestricted Subsidiaries
1.1E	Payoff Documents
3.4	Governmental Approvals
3.15	Taxes
3.16	Filing Office
3.18	Subsidiaries
3.21	Philippines Taxes
3.22	Proper Legal Form
3.25	Transactions with Affiliates
6.1(f)	Existing Liens
6.11(i)	Existing Investments

EXHIBITS:

A-1	Form of Guaranty Agreement
A-2	Form of Omnibus Security Agreement
A-3	Form of Collateral Agency and Intercreditor Agreement
A-4	Form of Luxembourg Pledge Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
E-2	Form of Legal Opinion of Hong Kong counsel to the Loan Parties
E-3	Form of Legal Opinion of Swedish counsel to the Borrower
E-4	Form of Legal Opinion of Philippine counsel to the Loan Parties
E-5	Form of Legal Opinion of Luxembourg counsel to Mirant Luxembourg
E-6	Form of Legal Opinion of Bermuda counsel to Holdings
E-7	Form of Legal Opinion of BVI counsel to the Loan Parties
F	Subordination Provisions

          CREDIT AGREEMENT (this “Agreement”), dated as of July 31, 2006, among Mirant Asia-Pacific Limited, a Bermuda exempted limited liability company (“Holdings”), Mirant Sweden International AB (publ), a public limited liability company organized under the laws of Sweden (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Credit Suisse, Singapore Branch, as facility agent.
          The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acceptable LC Issuer”: an office located in the United States, Hong Kong or Singapore of a bank or trust company or branch thereof that has a long-term deposit rating of at least A3 by Moody’s and A- by S&P.
          “Acceptable Letter of Credit”: an irrevocable letter of credit issued to the Collateral Agent for the benefit of the Secured Parties, which (i) is issued by an Acceptable LC Issuer, (ii) by its terms has an initial expiration date at least 364 days beyond its date of issuance, (iii) requires the issuer thereof to provide at least 20 Business Days’ notice to the Collateral Agent of the renewal or nonrenewal thereof and (iv) is substantially in the form attached as an exhibit to the Security Agreement or otherwise in a form satisfactory to the Facility Agent in its reasonable discretion.
          “Account Control Agreements”: the collective reference to the account control agreements and other similar agreements entered into by the Borrower and each Guarantor pursuant to the Security Documents.
          “Additional Parity Debt”: (i) any Debt (including Capital Lease Obligations) of the Borrower, Holdings or any Subsidiary Guarantor secured equally and ratably with the Term Loan and (ii) any other Debt of Pagbilao, Sual or MSIC not otherwise described in clause (i) of this definition.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person. For purposes of this definition, “Control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
          “Agreement”: as defined in the preamble hereto.
          “Applicable Margin”: the rate per annum equal to 2.25%.
          “Approved Fund”: as defined in Section 10.6(b).
          “Asset Sale”: any Disposition or related series of Dispositions of any Assets (excluding any such Disposition (A) permitted by Section 6.6(a) through (d), (f) or (g), (B) in accordance with, or in furtherance of, the Holdings Restructurings (so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom), (C) of Non-Replacement Assets and (D) of any equity interest in Mirant Ilijan or New Ilijan Holdco) that yields gross proceeds to any of the Borrower, Holdings or any Subsidiary Guarantor (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of USD20,000,000.
          “Assets”: with respect to any Person, all or any part of its business, property and assets, both tangible and intangible, wherever situated.
          “Assignee”: as defined in Section 10.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.
          “Benefitted Lender”: as defined in Section 10.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrower Inter-Company Loan”: any loan made by the Borrower to Holdings and/or one or more Subsidiary Guarantors, including Sual and Pagbilao, with the proceeds of the Term Loan, which shall be represented by inter-company notes in substantially the form attached as an annex to the NY Pledge Agreement and pledged to the Collateral Agent pursuant to the NY Pledge Agreement.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in each of New York City, Singapore, Hong Kong, London and Manila are authorized or required by law to close, provided, that with respect to notices and determinations in connection with and payments of principal and interest on Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are capitalized under IFRS on a consolidated balance sheet of such Person and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, whether reimbursed or reimbursable (as determined in good faith by a Responsible Officer of Holdings), as the case may be.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a

Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States, any state thereof, Hong Kong or Singapore having combined capital and surplus of not less than USD500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a rating agency of nationally recognized standing in the United States, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (1) (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and are rated A by S&P and A by Moody’s or (y) are rated AAA by S&P and Aaa by Moody’s and (2) have portfolio assets of at least USD2,500,000,000.
          “Change of Control”: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) who becomes, after the Closing Date, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right). Notwithstanding the foregoing, any change in any beneficial owner of Mirant Corporation, as of or following the Closing Date, shall not, for any purposes hereof, constitute a Change of Control.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.
          “Code”: the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Collateral Account”: as defined in the Security Agreement.

          “Collateral Agency and Intercreditor Agreement”: the Collateral Agency and Intercreditor Agreement to be executed and delivered by the Borrower, the Guarantors, the Facility Agent, the Collateral Agent and the other Persons party thereto pursuant to the terms thereof, substantially in the form of Exhibit A-3.
          “Collateral Agent”: Deutsche Bank Trust Company Americas, as Collateral Agent for the Secured Parties, together with any of its successors.
          “Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is USD700,000,000.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer of Holdings, substantially in the form of Exhibit B.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated July 2006 and furnished to certain Lenders.
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (x) EBITDA for such period to (y) Corporate Interest for such period.
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (x) Consolidated Total Debt as at such day to (y) EBITDA for such period.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Debt of the Borrower, Holdings and the Subsidiary Guarantors at such date, determined on a consolidated basis in accordance with IFRS.
          “Contracted Business”: the businesses of Pagbilao and Sual, other than those business activities unrelated to the performance under the Pagbilao ECA and the Sual ECA.
          “Contracted Business EBITDA”: for any period, (i) the consolidated income from continuing operations, after withholding taxes accrued for such period in accordance with IFRS, but before income taxes and minority interest of the Contracted Business, plus (ii) consolidated depreciation and amortization of the assets utilized in the Contracted Business, plus (iii) Parity Interest, plus (iv) aggregate finance lease receivable at the beginning of such period less aggregate finance lease receivable at the end of such period relating to the Contracted Business; provided that Contracted Business EBITDA shall not include the effects of (x) gains and losses on Dispositions of Assets, (y) non-recurring items and

(z) non-cash expenses (other than withholding taxes accrued for such period as described in clause (i) above) and non-cash gains and losses, including the non-cash portion of revenues from levelized capacity fees from the Sual ECA.
          “Contracted Business Income Taxes”: for any taxable period, the amount of Philippine income tax actually due and payable by Sual and Pagbilao as a result of taxable income attributable to the Contracted Business for such period.
          “Contracted Business Non-Discretionary Capital Expenditures”: for any period, Capital Expenditures for such period arising out of, or relating to, the Contracted Business and necessary to meet the requirements of the ECAs.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Corporate Interest”: for any period, the total interest expense accrued (including that attributable to Capital Lease Obligations) of the Borrower, Holdings and the Subsidiary Guarantors for such period with respect to all outstanding Debt of the Borrower, Holdings and the Subsidiary Guarantors on a consolidated basis (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or benefits under Swap Agreements in respect of interest rates to the extent such net costs or benefits are allocable to such period in accordance with IFRS).
          “Debt”: of any Person at any date means, without duplication:
          (a) all indebtedness of such Person for borrowed money;
          (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business);
          (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
          (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
          (e) all Capital Lease Obligations of such Person;
          (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, and all reimbursement obligations in respect of drawn letters of credit, except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence;
          (g) the liquidation value of all Disqualified Stock of such Person;
          (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;

          (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and
          (j) for the purposes of Section 8(d) only, all obligations of such Person in respect of interest rate or currency Swap Agreements.
          The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.
          “Debt Service Transaction Accounts”: as defined in the Security Agreement.
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Disposition”: with respect to any Asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
          (2) is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower, Holdings or any Subsidiary Guarantor); or
          (3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the Final Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance with Sections 6.4, 6.6 and Section 7 hereof.
          “Dollars” and “USD”: dollars in lawful currency of the United States.
          “Drawdown Date”: the date on which the conditions precedent set forth in Section 4.2 have been satisfied or waived, which date shall in no event be later than the Drawdown Deadline Date.

          “Drawdown Deadline Date”: August 30, 2006.
          “Drawdown Representations”: the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.16, 3.22, 3.27 and 3.29 with respect to the Subsidiaries that become parties to the Finance Documents on the Drawdown Date.
          “EBITDA”: for any period, with reference to Holdings and its consolidated Subsidiaries, (a) income from continuing operations, after withholding taxes accrued for such period in accordance with IFRS, but before income taxes and minority interest; plus (b) depreciation and amortization; plus (c) Corporate Interest; plus (d) aggregate finance lease receivable at the beginning of such period less aggregate finance lease receivable at the end of such period; provided, however, that in determining EBITDA, the amounts referred to in clause (a) above for a consolidated Subsidiary of Holdings that is not a Loan Party will be included only to the extent that distributions or dividends are actually received from such Subsidiary. EBITDA shall not include the effects of (i) gains or losses on sales or dispositions of Assets, (ii) non-recurring items, and (iii) non-cash expenses (other than withholding taxes accrued for such period as described in clause (a) above) and non-cash gains or losses, including the non-cash portion of revenues from levelized capacity fees from the Sual ECA. EBITDA shall include distributions or dividends actually received, or, with respect to projected pro forma financials and covenant calculations only, projected to be received, from minority equity investments to the extent the income with respect thereto is not otherwise included in the calculations of clause (a) hereto.
          “ECA”: the Pagbilao ECA or the Sual ECA, or both, as the context may require.
          “Environmental Law”: any and all laws (including common law), statutes, codes, rules, regulations, ordinances, decrees, orders, and other enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, are as of the Closing Date, or at any time after the Closing Date shall be in effect.
          “Environmental Permit”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization issued pursuant to or required under any Environmental Law.
          “ERISA”: the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event”: (a) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (b) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (d) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA.

          “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Facility Agent or, in the absence of such availability, by reference to the rate at which the Facility Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
   1.00 — Eurocurrency Reserve Requirements
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Event of Loss”: the loss of all or substantially all of the Assets of either Pagbilao or Sual or a permanent loss of the rights to the use thereof, due to destruction or damage thereto that renders Pagbilao or Sual unable to perform its obligations under the ECAs.
          “Excluded Payments”: any Restricted Payments made, directly or indirectly, in an aggregate amount equal to the net proceeds of the Term Loan (less proceeds used pursuant to Section 3.31(i)), plus the proceeds received by Holdings or any Subsidiary Guarantor in connection with the redemption of preferred shares in Mirant (British Virgin Islands) I Investments, Ltd. currently owned by Mirant (Philippines) Corporation, plus cash on hand on the Closing Date.
          “Expropriation Event”: any action or series of actions by any Governmental Authority (including any proceeding, legislation, decree or any other action) (i) to condemn, nationalize, seize or expropriate all or a substantial portion of the Assets or Capital Stock of Pagbilao or Sual, or (ii) to assume custody or control of such Assets or Capital Stock of Pagbilao or Sual, or (iii) for the dissolution or disestablishment of Pagbilao or Sual.
          “Facility Agent”: Credit Suisse, Singapore Branch, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Finance Documents, together with any of its successors.

          “Facility”: the Commitments and the Loans made thereunder.
          “Final Maturity Date”: the date that is the sixth anniversary of the Drawdown Date.
          “Finance Documents”: this Agreement, the Guaranty Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Free Cash Flow”: for any fiscal period of Holdings, without duplication, (a) EBITDA for such period minus (b) Corporate Interest for such period minus (c) the aggregate amount of any cash payments made in respect of taxes (to the extent not deducted in calculating EBITDA) during such period by Holdings or any of its consolidated Subsidiaries net of cash tax refunds for such period minus (d) the aggregate amount of all scheduled principal payments of Debt, if any, of Holdings and its consolidated Subsidiaries made during such period minus (e) Capital Expenditures made by Holdings and its consolidated Subsidiaries for such period (other than Capital Expenditures made or financed or refinanced with (x) Net Cash Proceeds of Asset Sales, (y) Net Cash Proceeds of events giving rise to a Mandatory Prepayment which are permitted to be reinvested in accordance with Section 2.6(a) or Section 2.6(d) hereof, and (z) the proceeds of the incurrence of Debt) plus (f) amounts received by Holdings or its consolidated Subsidiaries during such period pursuant to equity offerings or with respect to equity contributions made by an Affiliate of Holdings or Subordinated Debt owed to or held by an Affiliate of Holdings (other than the Borrower or any Subsidiary Guarantor) plus (g) without duplication of the amount set forth in clause (h) below, the Net Cash Proceeds of any Disposition or related series of Dispositions of any Assets that do not constitute an Asset Sale and that yields gross proceeds to any of the Borrower, Holdings or any Subsidiary Guarantor (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) plus (h) the Net Cash Proceeds of any Disposition or related series of Dispositions of any equity interest in Mirant Ilijan, New Ilijan Holdco or any other Unrestricted Subsidiary; provided that, in the case of any consolidated Subsidiary of Holdings whose contribution to EBITDA is reduced in accordance with the proviso to the definition of “EBITDA”, the amounts deducted from Free Cash Flow in accordance with clauses (b), (c), (d), and (e) above for such Subsidiary shall, in each case, be reduced by an amount equal to the percentage of such deduction corresponding to the percentage of the EBITDA of such Subsidiary not taken into account to determine EBITDA for such period.
          “Funding Office”: the office of the Facility Agent specified in Section 10.2 or such other office in Singapore, New York or Hong Kong as may be specified from time to time by the Facility Agent as its funding office by written notice to the Borrower and the Lenders.
          “General Framework Agreement”: the General Framework Agreement dated as of October 4, 2002 among Mirant (Philippines) Corporation, the Power Sector Assets and Liabilities Management Corporation and NPC (and acknowledged by the Philippines Department of Energy and Department of Justice).
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
          “Group Members”: the collective reference to Holdings and its consolidated Subsidiaries.

          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Holdings in good faith.
          “Guarantor”: each of Holdings and each Subsidiary of Holdings (other than Unrestricted Subsidiaries) whether in existence as of, or formed or acquired after, the Closing Date.
          “Guaranty Agreement”: the Guaranty Agreement to be executed and delivered by Holdings and by each Subsidiary Guarantor (pursuant to an Assumption Agreement) and the Facility Agent, substantially in the form attached hereto as Exhibit A-1.
          “HK Pledge Agreement”: the Security Document Relating to Shares and Bank Accounts, among the Loan Parties party thereto and the Collateral Agent, which forms part of the Omnibus Security Agreement.
          “Holdings”: as defined in the preamble hereto.
          “Holdings Restructurings”: the transactions in furtherance of, or resulting in, (i) the divestiture by Holdings or any of its Subsidiaries of any of the Persons (or assets owned by such Persons) identified on Schedule 1.1B, and (ii) the redemption of the preferred shares in Mirant (British Virgin Islands) I Investments, Ltd., currently owned by Mirant (Philippines) Corporation.
          “IFRS”: the international financial reporting standards in effect from time to time, except to the extent that a calculation hereunder refers to IFRS as of the date hereof.
          “Independent Engineer”: Granherne Inc.
          “Insurance Claim”: any property or casualty insurance claim or series of related claims relating to any tangible asset (other than, in each case, any business interruption insurance claim).
          “Interest Payment Date”: (a) as to any Loan having an Interest Period of six months or less, the last day of such Interest Period, (b) as to any Loan having an Interest Period longer than six months, each day that is six months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (c) the date of any repayment or prepayment made in respect of the Term Loan.
          “Interest Period”: (a) initially, the period commencing on the borrowing date with respect to the Term Loan and ending one, three or six months (or, if agreed to by all Lenders, such other period) thereafter, as selected by the Borrower in its notice of borrowing given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to the Term Loan and ending one, three or six months (or, if agreed to by all Lenders, such other period) thereafter, as selected by the Borrower by irrevocable notice to the Facility Agent not later than 11:00 A.M., London time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Term Loan; and
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: as defined in Section 6.11.
          “IPO Requirement”: the public offering requirement under the Rules and Regulations implementing the Omnibus Investments Code of 1987, Rule VIII, Section 1, and the Electric Power Industry Reform Act of 2001.
          “Law”: any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty, other legislative measure or any determination of an arbitrator or a court or other Governmental Authority having the force of law (and “lawful” and “unlawful” shall be construed accordingly).
          “Lenders”: as defined in the preamble hereto.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: as defined in Section 2.1.
          “Loan Debt Service Account”: as defined in the Security Agreement.
          “Loan Debt Service Reserve Account”: as defined in the Security Agreement.

          “Loan Parties”: each of the Borrower, Holdings and each Subsidiary Guarantor.
          “Loan Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Drawdown Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Term Loan then outstanding).
          “Luxembourg Pledge Agreement”: the Pledge Agreement to be executed and delivered by Holdings, Mirant Luxembourg and the Collateral Agent substantially in the form attached hereto as Exhibit A-4.
          “Majority Lenders”: at any time, the holders of more than 50% of (a) until the Drawdown Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loan then outstanding.
          “Material Adverse Effect”: a material adverse change in, or material adverse effect on, (i) the financial condition, operations, business or Assets of the Borrower and the Guarantors which would have a material adverse effect on the ability of the Borrower or the Guarantors, taken as a whole, to pay amounts owed by them from time to time under this Agreement and the other Finance Documents or (ii) the validity or enforceability of this Agreement or any other Finance Document against the Borrower or any Guarantor which would have a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Facility Agent, the Collateral Agent or the Lenders hereunder or thereunder, taken as a whole.
          “Material Contracts”: the collective reference to (i) the Pagbilao ECA, (ii) the Sual ECA, (iii) the Sual Performance Undertaking and (iv) the Pagbilao Performance Undertaking; and each, individually, a “Material Contract”.
          “Material Guarantors”: the collective reference to Pagbilao, Sual, MSIC, Holdings and any other Guarantor that owns, directly or indirectly, any Capital Stock of Pagbilao or Sual; and each, individually, a “Material Guarantor”.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or asbestos-containing material, mold, radon or other radioactive substance, pollutant, contaminant, hazardous or toxic material or waste, and any other material regulated pursuant to or that would reasonably expected to give rise to liability under any applicable Environmental Law.
          “Mirant Ilijan”: Mirant Ilijan Investments Ltd. Partnership, a Philippines limited partnership.
          “Mirant Luxembourg”: Mirant Luxembourg Investments S.à r.l., a Luxembourg limited liability company.
          “MPEC”: Mirant (Philippines) Energy Corporation, a Philippines corporation.
          “Moody’s”: Moody’s Investors Service, Inc.
          “MSIC”: Mirant Sual Investments Corporation, a Philippines corporation.
          “Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Net Cash Proceeds”: (a) in connection with any Asset Sale or Insurance Claim or any event described in Section 2.6(a)(i)(B) or (C), the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Insurance Claim (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “New Ilijan Holdco”: Mirant (Philippines) Project Holdings Corporation, a Philippines corporation.
          “Non-Excluded Taxes”: as defined in Section 2.14(a).
          “Non-Replacement Asset”: any Asset acquired or constructed after the Closing Date, the purpose of which shall not be to replace an Asset of the Borrower, Holdings or any Subsidiary Guarantor in existence or in use prior to the Closing Date.
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Notice and Irrevocable Payment Instruction”: a written notice to NPC and an irrevocable payment instruction directing NPC to send any and all revenues payable by NPC to Pagbilao and Sual under the Pagbilao ECA and the Sual ECA, respectively, to the Collateral Accounts described in Section 5.10.
          “NPC”: the National Power Corporation of the Philippines.
          “NY Pledge Agreement”: the Pledge Agreement among the Borrower, Holdings, each Subsidiary Guarantor and the Collateral Agent, which forms part of the Omnibus Security Agreement.
          “NPC Receivables Accounts”: as defined in Section 5.10.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Term Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loan and all other obligations and liabilities of the Borrower to the Facility Agent, the Collateral Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Finance Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Facility Agent, the Collateral Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          “Omnibus Security Agreement”: the Omnibus Security Agreement to be executed and delivered by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit A-2 and comprising (i) the NY Pledge Agreement, (ii) the Security Agreement and (iii) the HK Pledge Agreement.
          “Organizational Certificate”: with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable Governmental Authority in the jurisdiction of its incorporation, organization or formation.
          “Organizational Documents”: with respect to any Person, the bylaws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document.
          “Pagbilao”: as of any date of determination, Mirant Pagbilao Corporation, a Philippine corporation, as existing on the date hereof (“Mirant Pagbilao”) or any other Guarantor that owns on such date all or substantially all of the property or business that Mirant Pagbilao purports to own on the date hereof.
          “Pagbilao ECA”: the Energy Conversion Agreement for a coal fired thermal power station at Barangay Ibabang Pulo, Pagbilao, Quezon, Philippines between NPC and MAP Pagbilao Limited, dated November 9, 1991, as amended, supplemented or otherwise modified from time to time, including as amended by the Accession Undertaking, dated January 28, 1992, between NPC, MAP Pagbilao Limited and Pagbilao, and as supplemented by the Supplemental Agreement, dated November 24, 1997, between NPC, MAP Pagbilao Limited and Pagbilao, and as supplemented by the General Framework Agreement and its implementing agreements.
          “Pagbilao Performance Undertaking”: the performance undertaking by the Republic of the Philippines to MAP Pagbilao Limited (formerly known as Hopewell Energy International Limited) and Pagbilao (formerly known as Hopewell Power (Philippines) Corporation), dated as of January 29, 1992, as amended, supplemented or otherwise modified from time to time.
          “Parity Debt”: the collective reference to the Term Loan and any Additional Parity Debt.
          “Parity Debt Service”: for any period, the sum of (i) total interest expense accrued of the Borrower, Holdings and the Subsidiary Guarantors in respect of Parity Debt for such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or benefits under Swap Agreements in respect of interest rates relating to Parity Debt to the extent such net costs or benefits are allocable to such period in accordance with IFRS), and (ii) all scheduled principal payments required to be made by the Borrower, Holdings and the Subsidiary Guarantors on Parity Debt for such period; provided that for purposes of the Additional Parity Debt incurrence test set forth in Section 6.3, the interest payments in respect of outstanding floating rate Parity Debt (unless such floating rate debt is subject to a Swap Agreement that effectively fixes the interest rate with respect to such floating rate Parity Debt) shall be calculated using the floating interest rate as of the date of calculation.

          “Parity Debt Service Coverage Ratio”: for any period, the ratio of (x) (i) Contracted Business EBITDA for such period less (ii) Contracted Business Non-Discretionary Capital Expenditures for such period less (iii) Contracted Business Income Taxes for such period to (y) Parity Debt Service for such period.
          “Parity Interest”: interest and other costs as described in clause (i) of the definition of Parity Debt Service.
          “Participant”: as defined in Section 10.6(c).
          “Payoff Documents”: each of the documents identified on Schedule 1.1E.
          “PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Debt”: (a) Debt of any Loan Party pursuant to any Finance Document;
          (b) Debt of Holdings or the Borrower to any Guarantor and of any Guarantor to Holdings, the Borrower or any other Guarantor;
          (c) Guarantee Obligations of Holdings or any Guarantor (other than Guarantee Obligations of Pagbilao, Sual and MSIC) of Debt incurred by Holdings, the Borrower or a Subsidiary Guarantor in accordance with Section 6; provided that in the event such Debt that is being guaranteed is Subordinated Debt, then the related Guarantee Obligation shall be subordinated in right of payment to the Debt of any Loan Party pursuant to any Finance Document;
          (d) Debt outstanding on the date hereof and set forth on Schedule 1.1C, and any refinancings, refundings, renewals or extensions thereof (to the extent not increasing the principal, or shortening the maturity thereof);
          (e) Subordinated Debt of the Borrower, Holdings or any Subsidiary Guarantor (other than Subordinated Debt of Pagbilao, Sual and MSIC) issued solely for cash proceeds;
          (f) Debt (including Capital Lease Obligations) of the Borrower, Holdings or any Subsidiary Guarantor and purchase money obligations, in each case, to finance the acquisition, construction or improvement of assets of the Borrower, Holdings or such Subsidiary Guarantor and any extensions, renewals, refinancings and replacements thereof, in an aggregate principal amount, including all refinancing Debt incurred to refund, defease, renew, extend, refinance or replace any Debt incurred pursuant to this clause (f); provided that the aggregate amount of Debt incurred in reliance upon this clause (f) by Pagbilao, Sual and MSIC may not exceed USD25,000,000 at any one time outstanding; provided further, that the aggregate amount of Debt incurred in reliance upon this clause (f) by the Borrower, Holdings or any Subsidiary Guarantor (other than Pagbilao, Sual and MSIC) may not exceed USD50,000,000 at any one time outstanding;
          (g) reimbursement and other repayment obligations in respect of advances made to the Borrower or any Guarantor by a third-party insurer in respect of an insurable event for which the Borrower or such Guarantor has made a good faith claim to such insurer; provided that, the amount of any such advance shall not exceed the amount of the good faith claim to which it relates;

          (h) Debt incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Holdings or a Subsidiary Guarantor in the ordinary course of business;
          (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five (5) Business Days of incurrence; and
          (j) in addition to the items referred to in clauses (a) through (i) above, Debt of the Borrower, Holdings or any Subsidiary Guarantor in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt incurred pursuant to this clause (j) and then outstanding, will not exceed USD20,000,000 at any one time outstanding.
          “Permitted NPC Change Event”: any event whereby NPC ceases to exist, loses its franchise or ceases to be controlled by the Philippines, or ceases to be a party to both of the ECAs, and (a) a successor entity to NPC shall have assumed all of the obligations of NPC under each of the ECAs or entered into other agreements that, other than in immaterial respects, are identical to the ECAs and (b) each of Pagbilao and Sual, as counterparty to the applicable ECA, remains entitled to the benefits of the Pagbilao Performance Undertaking and the Sual Performance Undertaking, respectively, or a replacement undertaking of the Philippines on terms that, other than in immaterial respects, are identical.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Philippine Peso” or “PHP”: pesos in lawful currency of the Philippines.
          “Philippines”: the Republic of the Philippines.
          “Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreements”: the collective reference to the NY Pledge Agreement, the HK Pledge Agreement and the Luxembourg Pledge Agreement.
          “Principal Payment Date”: each scheduled date on which any portion of the principal of the Term Loan is due and payable.
          “Prudent Utility Practice”: at a particular time, (i) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating plants similar in size and scope to the generation facilities owned by Pagbilao and Sual in the Philippines at such time, or (ii) with respect to any matter to which clause (i) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things the requirements of insurance policies and the requirements of any Governmental Authority of competent jurisdiction.
          “Register”: as defined in Section 10.6(b).
          “Reinvestment Commitment Notice”: a written notice executed by a Responsible Officer of the Borrower on or prior to the date falling 180 days after an Asset Sale or 365 days after the loss event giving rise to an Insurance Claim, stating that (i) in the case of an Asset Sale only, no Event of Default has occurred and is continuing and (ii) the Borrower (directly or through a Guarantor) has committed to use all or a specified portion of the Net Cash Proceeds of (i) an Insurance Claim within 24 months after the date of such notice or (ii) an Asset Sale within 18 months after the date of such notice to replace insured property or acquire, restore or repair assets useful in its business.
          “Reinvestment Event”: any loss event giving rise to any Insurance Claim or any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer of the Borrower stating that (i) in the case of an Asset Sale only, no Event of Default has occurred and is continuing and (ii) the Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Insurance Claim or Asset Sale to replace insured property or acquire, restore or repair assets useful in its business.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Required Debt Service Reserve Amount”: as of any date of determination, cash in Dollars or Acceptable Letters of Credit in an aggregate amount equal to the sum of (i) the installment of principal of the Term Loan payable on the next succeeding Principal Payment Date; and (ii) six (6) months interest on the then outstanding principal of the Term Loan.
          “Requirement of Law”: as to any Person, the Organizational Certificate and Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: with respect to any Loan Party, the chief financial officer, the treasurer, the controller or another authorized officer designated by such Loan Party in writing.
          “Restricted Payment”: (i) any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of the Borrower, Holdings, or any Subsidiary Guarantor (other than dividends or distributions payable solely in common stock of the Person making such dividend or distribution), (ii) any payment or prepayment with respect to Subordinated Debt or any redemption, repurchase or voluntary defeasance of, or any voluntary segregation of funds with respect to, any Subordinated Debt, (iii) the purchase, redemption or other acquisition for value of any shares of any class of Capital Stock of the Borrower, Holdings or any Subsidiary or any warrants, rights or options to acquire any such shares now or hereafter outstanding, or reduce its capital or (iv) Investments in Unrestricted Subsidiaries.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          “Secured Parties”: collectively, the Lenders (including any affiliate of any Lender party to a Specified Swap Agreement), the Facility Agent, the Collateral Agent and any holders of Additional Parity Debt that is secured equally and ratably with the Term Loan.
          “Securities Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Security Agreement”: the Assignment, Security and Deposit Agreement, among the Borrower, Holdings, each Subsidiary Guarantor and the Collateral Agent, which forms part of the Omnibus Security Agreement.
          “Security Documents”: the collective reference to the Collateral Agency and Intercreditor Agreement, the Luxembourg Pledge Agreement, the Omnibus Security Agreement, the Account Control Agreements, the Notice and Irrevocable Payment Instruction and all other pledge agreements and security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Finance Document.
          “S&P”: Standard & Poor’s Ratings Services.
          “Solvent”: with respect to any Person, as of any date of determination: (a) the fair market value of its assets exceeds the aggregate amount of its liabilities (taking into account its contingent liabilities); (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
          “Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any Guarantor and any Lender or affiliate thereof in respect of interest rates relating to the Term Loan.
          “Sual”: as of any date of determination, Mirant Sual Corporation, a Philippine corporation, as existing on the date hereof (“Mirant Sual”) or any other Guarantor that owns on such date all or substantially all of the property or business that Mirant Sual purports to own on the date hereof.
          “Sual ECA”: the Energy Conversion Agreement for a coal fired thermal power station at Sual, Pangasinan, Philippines between NPC and MAP Pangasinan Limited, dated May 20, 1994, as amended, supplemented or otherwise modified from time to time, including as amended by Accession Undertaking, dated May 20, 1994, among NPC, MAP Pangasinan Limited and Sual, and as supplemented by the General Framework Agreement and its implementing agreements.
          “Sual Performance Undertaking”: the performance undertaking by the Republic of the Philippines Department of Finance to MAP Pangasinan Limited (formerly known as CEPA Pangasinan Electric Limited) and Sual (formerly known as Pangasinan Electric Corporation), dated as of July 18, 1994, as amended, supplemented or otherwise modified from time to time.
          “Subordinated Debt”: the issuance by any Loan Party of unsecured subordinated Debt where the subordination provisions of such Debt shall be at least as favorable to the Lenders as the subordination provisions set forth in Exhibit F hereto.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in the Finance Documents shall refer to a Subsidiary or Subsidiaries of Holdings.
          “Subsidiary Guarantor”: each Subsidiary of Holdings that is a Guarantor.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a “Swap Agreement”.
          “Term Loan”: as defined in Section 2.1.
          “Total Loss”: any event of damage or destruction (i) of all or substantially all of the Assets of MSIC, Pagbilao or Sual or (ii) that results in a termination or cancellation of either ECA.
          “Transaction Accounts”: as defined in the Security Agreement.
          “Transferee”: any Assignee or Participant.
          “United States”: the United States of America.
          “Unrestricted Subsidiaries”: (i) Mirant Ilijan and New Ilijan Holdco, (ii) those Subsidiaries of Holdings identified on Schedule 1.1D, (iii) any Subsidiary of Holdings established after the Drawdown Date that is designated by the board of directors of Holdings as an Unrestricted Subsidiary, but only to the extent that such Subsidiary (x) has no Debt other than Debt that is non-recourse to the Borrower, Holdings or any Subsidiary Guarantor, (y) is not party to any agreement or contract with the Borrower, Holdings or any Subsidiary Guarantor unless the terms of such agreement are no less favorable to the Borrower, Holdings or such Subsidiary Guarantor than those that might be obtained from an unaffiliated third-party, and (z) is a Person with respect to which none of the Borrower, Holdings or any Subsidiary Guarantor has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition other than in compliance with the Finance Documents and (iv) any Subsidiary of an Unrestricted Subsidiary that satisfies the conditions set forth in clause (iii) above.
          “USA Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.
          “Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.
          “Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Finance Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Finance Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under IFRS as of the date hereof, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) any reference to any Person shall include its permitted successors and assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) to the Borrower on the Drawdown Date in an amount not to exceed the amount of the Commitment of such Lender (all such Loans of all Lenders together, the “Term Loan”).
          2.2 Procedure for Borrowing; Termination of Commitments on Drawdown Deadline Date.
          (a) On or after the Closing Date, the Borrower shall give the Facility Agent irrevocable notice (which notice must be received by the Facility Agent prior to 10:00 A.M., Singapore time three Business Days prior to the anticipated Drawdown Date) requesting that the Lenders make the Loans on the Drawdown Date and specifying that the full amount of the Commitments shall be borrowed. The Term Loan shall initially have an Interest Period of one month and shall not be continued with an Interest Period in excess of one month prior to the date that is 90 days from the Drawdown Date. Upon receipt of such notice the Facility Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, Singapore time, on the Drawdown Date, each Lender shall make available to the Facility Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Lender. Subject to the terms and conditions of this Agreement and to satisfaction of the conditions set forth in Section 4.2, the Facility Agent shall transfer such amounts to such Persons at such accounts as are set forth in a funds flow memorandum from the Borrower and provided to the Facility Agent prior to 10:00 A.M. Singapore time two (2) Business Day prior to the anticipated Drawdown Date.

          (b) If the conditions precedent set forth in Section 4.2 have not been satisfied prior to 5:00 P.M. Singapore time on the Drawdown Deadline Date, the Commitments shall immediately terminate and this Agreement and the other Finance Documents shall terminate and have no further force and effect, except for those provisions specified to survive termination herein and therein.
          2.3 Repayment of Term Loan. The Borrower shall repay the Term Loan in consecutive semi-annual installments on the dates and in the amounts set forth below (and such payments shall be applied in accordance with Section 2.12(b)):

Principal Repayment
Principal Payment Date	(USD)
Drawdown Date + 6 months	58,333,333
Drawdown Date + 12 months	58,333,333
Drawdown Date + 18 months	58,333,333
Drawdown Date + 24 months	58,333,333
Drawdown Date + 30 months	58,333,333
Drawdown Date + 36 months	58,333,333
Drawdown Date + 42 months	58,333,333
Drawdown Date + 48 months	58,333,333
Drawdown Date + 54 months	58,333,333
Drawdown Date + 60 months	58,333,333
Drawdown Date + 66 months	58,333,333
Drawdown Date + 72 months	58,333,337
          2.4 Fees, etc. The Borrower agrees to pay to the Facility Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Facility Agent, and to perform any other obligations contained therein.
          2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, without premium or penalty upon irrevocable written notice delivered to the Facility Agent no later than 11:00 A.M., Singapore time, four (4) Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if the Term Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Facility Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loan shall be in an aggregate principal amount of USD1,000,000 or a whole multiple thereof.
          2.6 Mandatory Prepayments.
   (a) (i) If on any date, the Borrower, Holdings or any Subsidiary Guarantor shall receive Net Cash Proceeds from insurance and other recovery payments in respect of (A) any Insurance Claim which results in the receipt by the Borrower, Holdings or any Subsidiary Guarantor of at least USD20,000,000, where the Borrower shall not have delivered a Reinvestment Notice in respect thereof on or prior to the date that is sixty (60) days from the date of receipt of such Net Cash Proceeds, (B) any seizure, condemnation, confiscation or taking of all or substantially all of the Assets of MSIC, Pagbilao or Sual by any Governmental Authority, or (C) a Total Loss, then, in each case, the Borrower shall apply 100% of such Net Cash Proceeds on the date of receipt thereof (or, in the case of clause (i)(A), on the date that is sixty (60) days from the date of receipt thereof) to the prepayment of the Term Loan as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement. If, in the case of clause (i)(A) above, the Borrower shall have delivered a Reinvestment Notice in respect thereof, then on the date of delivery of such Reinvestment Notice, the Borrower shall apply the portion thereof, if any, that neither the Borrower, Holdings nor any Subsidiary Guarantor intends to use to replace insured property or acquire, restore or repair assets useful in its business to such prepayment.
   (ii) If on or prior to the date falling 365 days after a Reinvestment Event described in clause (i)(A) above, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i)(A) above (including proceeds received after the Borrower, Holdings or any Subsidiary Guarantor has commenced or completed repairs, restoration or reinvestment, which may then be applied to reimburse the Borrower, Holdings or such Subsidiary Guarantor), the Borrower shall apply such Net Cash Proceeds on such date (to the extent not previously so applied or expended) to the prepayment of the Term Loan as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement. If on or prior to the date falling 365 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i)(A) above, then (x) on the date of such notice, the Borrower shall apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Borrower, Holdings or any Subsidiary Guarantor has not committed in such notice to use to replace insured property or acquire, restore or repair assets useful in its business to such prepayment and (y) the Borrower shall use commercially reasonable efforts to apply any Net Cash Proceeds not applied to prepayment pursuant to clause (x) to the replacement of insured property or acquisition, restoration or repair of assets useful in its business within 24 months of delivery of such notice.
          (b) If on any date the Borrower, Holdings or any Subsidiary Guarantor shall receive Net Cash Proceeds from or on behalf of the NPC or the Philippines in connection with the buy-out provision set forth in Section 8.5 and the other provisions relating thereto of either the Pagbilao ECA or the Sual ECA, then the Borrower shall apply 100% of such Net Cash Proceeds within two (2) Business Days of such date to the prepayment of the Term Loan as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement.
          (c) If on any date the Borrower, Holdings or any Subsidiary Guarantor shall issue Capital Stock, then the Borrower shall apply an amount equal to 50% of such Net Cash Proceeds within two (2) Business Days of the date of such issuance to the prepayment of the Term Loan as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement; provided that the foregoing shall not apply to (i) any issuance of Capital Stock by the Borrower, Holdings or any Subsidiary Guarantor to Holdings or to any Wholly-Owned Subsidiary of Holdings or (ii) any issuance of Capital Stock pursuant to transactions permitted by Section 6.
          (d) (i) Other than with respect to any Net Cash Proceeds received from NPC as described in clause (b) above, if on any date the Borrower, Holdings or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale then, if the Borrower shall not have delivered a Reinvestment Notice in respect thereof on or prior to the date that is sixty (60) days from the date of receipt of such Net Cash Proceeds, the Borrower shall apply 100% of such Net Cash Proceeds on the date that is sixty (60) days after the date of receipt thereof to the prepayment of the Term Loan as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement. If the Borrower shall have delivered a Reinvestment Notice in respect thereof, then on the date of delivery of such Reinvestment Notice, the Borrower shall apply the portion thereof, if any, that neither the Borrower, Holdings nor any Subsidiary

Guarantor intends to use to acquire or repair assets useful in its business to such prepayment and reduction.
    (ii) If on or prior to the date falling 180 days after a Reinvestment Event, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above, the Borrower shall apply such Net Cash Proceeds on such date (to the extent not previously so applied or expended) to the prepayment of the Term Loan as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement. If on or prior to the date falling 180 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of the Net Cash Proceeds described in clause (i) above, then (x) on the date of such notice, the Borrower shall apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Borrower, Holdings or any Subsidiary Guarantor has not committed in such notice to use to acquire or to repair assets useful in its business to such prepayment and reduction and (y) on the date falling 18 months after such notice, the Borrower shall apply any Net Cash Proceeds not applied to the acquisition or repair of assets useful in its business to such prepayment as set forth in Section 2.6(f) and in accordance with the Collateral Agency and Intercreditor Agreement (to the extent not previously so applied).
          (e) Upon a Change of Control, the Borrower shall prepay, without premium or penalty (other than amounts owing pursuant to Section 2.15), each Lender’s Loan in full on (or, at the Borrower’s option, before) the date that is thirty (30) days after the occurrence of such Change of Control (the “Change of Control Prepayment Date”), unless such Lender notifies the Borrower in writing no later than one Business Day prior to the Change of Control Prepayment Date that such Lender is opting not to be so prepaid.
          No later than five (5) days following the date of any Change of Control, the Borrower shall mail a notice to the Facility Agent and all Lenders stating: (i) that a Change of Control has occurred; (ii) the circumstances and relevant facts and financial information regarding such Change of Control; (iii) the Change of Control Prepayment Date; and (iv) that the Lender has the right to opt not to be prepaid on the Change of Control Prepayment Date upon delivery of a written notice to the Borrower on or prior to the date that is one Business Day prior to the of Change of Control Prepayment Date. Nothing contained in this clause (e) shall affect the rights of the Borrower to make optional prepayments in accordance with Section 2.5.
          (f) To the extent that any Additional Parity Debt require that such Additional Parity Debt be redeemed or repaid, as applicable, in any of the circumstances described in Section 2.6(a) through (d) above, such Additional Parity Debt shall be redeemed or prepaid, as applicable, on a pro rata basis with the Term Loan in accordance with the Collateral Agency and Intercreditor Agreement. Amounts to be applied to the Term Loan in connection with prepayments made pursuant to this Section 2.6 shall be applied to the prepayment of the Loans in accordance with Section 2.12(b). Each prepayment of the Term Loan under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
          2.7 Continuation Options. The Term Loan may be continued upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Facility Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to the Term Loan, provided that when any Event of Default has occurred and is continuing, the Term Loan shall be continued with an Interest Period selected by the Facility Agent (in its reasonable discretion) and, provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph, the Term Loan shall be automatically continued with an Interest Period of one (1) month. Upon receipt of any such notice the Facility Agent shall promptly notify each Lender thereof.
          2.8 Limitations on Interest Periods. Notwithstanding anything to the contrary in this Agreement, the Term Loan shall have no more than three (3) Interest Periods at any one time.
          2.9 Interest Rates and Payment Dates. (a) The Term Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) (i) If all or a portion of the principal amount of the Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on the Term Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Term Loan plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section 2.9 shall be payable from time to time on demand.
          2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Facility Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Facility Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Facility Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Facility Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Facility Agent in determining any interest rate pursuant to Section 2.9(a).
          2.11 Inability to Determine Interest Rate.
          (a) If prior to the first day of any Interest Period:
          (i) the Facility Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (ii) the Facility Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their Loans during such Interest Period, the Facility Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (notwithstanding Section 2.9(a)) any outstanding Loan of any Lender shall bear interest at a rate per annum to be that which expresses, as a percentage rate per annum, the average of the cost to the Selected Reference Banks of funding their respective Loans from whatever source each Selected Reference Bank may reasonably select, plus the Applicable Margin (the “Selected Reference Bank Rate”). As used herein, “Reference Banks” shall mean Credit Suisse, JPMorgan Chase Bank, N.A, HSBC Bank plc, BNP Paribas, Bank of Tokyo-Mitsubishi and ABN AMRO, and “Selected Reference Banks” shall mean the Reference Banks excluding the Reference Bank whose cost of funding is higher than all other Reference Banks and the Reference Bank whose cost of funding is lower than all other Reference Banks. Each Reference Bank shall notify the Facility Agent as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, of the cost of funding its Loan from its selected source, and the Facility Agent shall calculate the Selected Reference Bank Rate and notify the Borrower and the Lenders thereof. In the event that any Reference Bank ceases to be a Lender, the Facility Agent and Borrower shall agree on the designation of another Lender as a Reference Bank.
          (b) If any event described in clauses (a)(i) or (ii) above occurs and the Facility Agent and the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing to a substitute basis for determining the rate of interest. Any alternative basis agreed between the Facility Agent and the Borrower pursuant to this clause (b) shall, with the prior consent of all the Lenders, be binding on all parties hereto.
          2.12 Pro Rata Treatment and Payments. (a) The borrowing by the Borrower of the Term Loan from the Lenders hereunder shall be made pro rata according to the respective Loan Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loan shall be applied pro rata among the Lenders according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Term Loan pursuant to Section 2.5 shall be applied to reduce the then remaining installments of the Term Loan pro rata based upon the respective then remaining principal amounts thereof. The amount of each principal prepayment of the Term Loan pursuant to Section 2.6 shall be applied to reduce the then remaining installments of the Term Loan in inverse order of maturity. Amounts prepaid on account of the Term Loan may not be reborrowed.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Singapore time, on the due date thereof to the Facility Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Facility Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Facility Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Facility Agent, the Facility Agent may assume that such Lender is making such amount available to the Facility Agent, and the Facility Agent may, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Facility Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Facility Agent, on demand, such amount with interest thereon, at a rate equal to a rate determined by the Facility Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error), for the period until such Lender makes such amount immediately available to the Facility Agent. A certificate of the Facility Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Facility Agent by such Lender within three (3) Business Days after such Borrowing Date, the Facility Agent shall also be entitled to recover such amount with interest thereon at the rate payable on the Term Loan on demand from the Borrower.
          (e) Unless the Facility Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Facility Agent, the Facility Agent may assume that the Borrower is making such payment, and the Facility Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata            shares of a corresponding amount. If such payment is not made to the Facility Agent by the Borrower within three (3) Business Days after such due date, the Facility Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to a rate determined by the Facility Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). Nothing herein shall be deemed to limit the rights of the Facility Agent or any Lender against the Borrower.
          2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Facility Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Facility Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Facility Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.
          2.14 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Facility Agent or any Lender as a result of a present or former connection between the Facility Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Facility Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Finance Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Facility Agent or any Lender hereunder, the amounts so payable to the Facility Agent or such Lender shall be increased to the extent necessary to yield to the Facility Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are Swedish withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Facility Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or

Other Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Facility Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Facility Agent or any Lender as a result of any such failure.
          (d) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, if reasonably requested in writing by the Borrower, deliver to the Borrower (with a copy to the Facility Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (e) If the Facility Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Facility Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Facility Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Facility Agent or such Lender in the event the Facility Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Facility Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.
          2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual and documented loss or expense determined in accordance with this Section 2.15 that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making the borrowing of the Term Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of a Loan on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error and shall contain detailed calculations and written evidence as to the amounts payable. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any loss or expense resulting from any event set forth in clauses (a), (b) or (c) of the first sentence of this Section if such event occurred more than one hundred eighty (180) days prior to any demand for indemnification by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Term Loan and all other amounts payable hereunder.
          2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) or (b) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a) or (b).
          2.17 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) or (b) defaults in its obligation to make its Loan hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, the need for payment of amounts under Section 2.13 or 2.14(a) or (b) is continuing with respect to such Lender, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, including Section 10.6(b)(v) thereof (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Facility Agent and the Lenders to enter into this Agreement and to make the Loans hereunder, Holdings and the Borrower hereby jointly and severally represent and warrant to the Facility Agent and each Lender that:
          3.1 Organization. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate, limited liability company or other power and authority, and the legal right, to own its property and assets, and to conduct its business as now conducted and as proposed to be conducted, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification except where the failure to so qualify and be in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.2 Power and Authority. Each Loan Party has the corporate, limited liability company or other power and authority, and the legal right, to execute, deliver and perform its obligations under each Finance Document to which it is a party, and each Loan Party has the corporate, limited liability company or other power and authority, to take all action necessary to consummate the transactions contemplated by the Finance Documents to which it is a party.
          3.3 Due Authorization. The execution, delivery and performance by each Loan Party of each Finance Document to which it is a party has been or will be, prior to such execution and delivery, duly authorized by all necessary corporate, limited liability company or other action. Each Finance Document has been or, as applicable, will be on the Drawdown Date, duly executed and delivered on behalf of each Loan Party thereto.
          3.4 Governmental Approvals. No consent or authorization of, filing with, notice to or other act by any Governmental Authority is required in connection with the extensions of credit hereunder or with the execution, delivery or performance by any Loan Party of, or the validity or enforceability of, this Agreement or any of the Finance Documents to which it is a party, except for (i) such consents, authorizations, notices and filings described on Schedule 3.4, which have been duly obtained or made and are in full force and effect, (ii) such consents, authorizations, notice and filings described on Schedule 3.16 or (iii) those for which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.
          3.5 Binding and Enforceable. This Agreement constitutes, and each other Finance Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.6 No Violation. The execution, delivery and performance of this Agreement and the other Finance Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Organizational Document of any Loan Party or (ii) any material provision of any Material Contract or (iii) in any manner that has had or would reasonably be expected to have a Material Adverse Effect, any other Contractual Obligation of any Loan Party or any Requirements of Law to which it is subject, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).
          3.7 No Default or Breach. No Loan Party is in (i) breach under or with respect to any material provision of any Material Contract or (ii) default under or with respect to any other Contractual Obligation binding on such Loan Party that, in the aggregate with all other such defaults under such Contractual Obligations, would result in an Event of Default under the Finance Documents or reasonably be expected to have a Material Adverse Effect, and, to the knowledge of Holdings, there has been no material breach by NPC under the Pagbilao ECA or Sual ECA that has occurred and is continuing.
          3.8 Litigation. No litigation, arbitration or administrative proceeding is currently pending or, to the knowledge of Holdings, threatened by or against any Loan Party (i) to restrain the entry by any Loan Party into, the enforcement of or exercise of any rights by the Lenders, the Facility Agent or the Collateral Agent under, or the performance or compliance by any Loan Party with any obligations under, the Finance Documents to which it is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect.
          3.9 Financial Condition. The audited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the years ended December 31, 2003, 2004 and 2005 and the related consolidated statements of income and cash flow for the fiscal years ended on such dates (including the notes thereto), copies of which have heretofore been delivered to the Lenders, present fairly the consolidated financial condition of Holdings and its Subsidiaries as at said date and the consolidated results of its operations and its consolidated cash flows for the respective fiscal year then ended in accordance with IFRS. The audited unconsolidated balance sheet of each of Pagbilao and Sual for the years ended December 31, 2003, 2004 and 2005 and the related unconsolidated statements of income and cash flow for the fiscal years ended on such dates (including the notes thereto), copies of which have heretofore been delivered to the Lenders, present fairly the unconsolidated financial condition of Pagbilao and Sual, respectively, as at said date and the unconsolidated results of its operations and its unconsolidated cash flows for the respective fiscal year then ended in accordance with IFRS. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings nor any of its Subsidiaries will as of the Closing Date have any material Debt or Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the foregoing financial statements referred to in this paragraph or otherwise expressly disclosed to the Facility Agent prior to the Closing Date or disclosed in the Confidential Information Memorandum.
          3.10 Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the financial condition, operations, business or Assets of the Borrower, Holdings or any Subsidiary Guarantor, which would have a material adverse effect on the ability of the Borrower to pay when due amounts owed by it from time to time under the Finance Documents and any other Parity Debt.
          3.11 Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          3.12 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
          (a) each Loan Party: (x) is in compliance with all, and has not violated any, applicable Environmental Laws, including any of its Environmental Permits; (y) holds all Environmental Permits (each of which is in full force and effect) required for its operations as currently conducted or as planned; (z) reasonably believes that each of its existing Environmental Permits currently subject to renewal will be timely renewed without any material adverse change in terms, and it will comply with any proposed Environmental Law that is expected to become applicable to it and of which it has knowledge;
          (b) Materials of Environmental Concern have not been transported or disposed of and are not present at, on, in or under any real property now or formerly owned, leased or operated by any Loan Party (the “Properties”), or at any other location (including any location to which Materials of Environmental Concern have been sent by or on behalf of any Loan Party for re-use or recycling or for generation, treatment, storage, or disposal) which would reasonably be expected to interfere with any Loan Party’s continued operations, or subject such Loan Party to liability pursuant to Environmental Laws or otherwise;
          (c) no judicial, administrative, or arbitral proceeding (including without limitation any notice of violation or alleged violation) under any Environmental Laws to which any Loan Party is a party is pending or, to the knowledge of Holdings or the Borrower, threatened, nor is any Loan Party the subject of any investigation; and
          (d) no Loan Party has entered into any consent decree, order, or settlement or other similar agreement, nor is subject to any judgment, decree, order, settlement or other mandate from any Governmental Authority, in either case, where such judgment, decree, order, settlement or mandate is still in effect, relating to compliance with or liability under any Environmental Law or relating to Materials of Environmental Concern.
          3.13 Accuracy of Information, etc. No statement or information contained in the Confidential Information Memorandum, as amended on or prior to the Closing Date, taken as a whole (other than projections and pro forma financial information), as of the date of the Confidential Information Memorandum or as of the Closing Date, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. The projections and pro forma financial information contained in the Confidential Information Memorandum were prepared in good faith based upon estimates and assumptions believed by management of Holdings to be reasonable at the time made, which are believed by management of Holdings to remain reasonable as of the Closing Date, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          3.14 ERISA. Except as, individually or in the aggregate, does not or would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan; (ii) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) no termination of a Plan has occurred, and no lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iv) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; and (v) neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the execution of the Facility nor the consummation of the transactions contemplated thereby will involve a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or under Section 4975(d) of the Code.
          3.15 Tax Returns and Payments. Each Loan Party has filed or caused to be filed with the appropriate taxing authority, all material tax returns, statements, forms and reports for taxes (the “Returns”) which are required to be filed by or with respect to the income, properties or operations of such Loan Party, and have paid or caused to be paid all taxes shown to be due and payable on such Returns (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided on the books and records of the relevant entities), except as disclosed on Schedule 3.15.
          3.16 Security Documents. Except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally, on the Drawdown Date, (i) the provisions of the Omnibus Security Agreement are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable assignment of or security interest in all right, title and interest of the Loan Parties party thereto in the Collateral described therein and proceeds thereof, and (ii) the provisions of the Luxembourg Pledge Agreement are effective and create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties party thereto, in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge Agreements, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent and the other actions as specified on Schedule 3.16 are taken, and in the case of the other Collateral described in the Security

Documents, when financing statements and other filings specified on Schedule 3.16 in appropriate form are filed in the offices specified on Schedule 3.16 and control agreements are entered into with respect to any deposit accounts and other actions as specified on Schedule 3.16 are taken, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Collateral Agency and Intercreditor Agreement), in each case prior and superior in right to any other Person except, in the case of Collateral other than Pledged Stock, for Permitted Liens under clauses (a) (to the extent such Permitted Liens arise by operation of Law), (c) (to the extent such Permitted Liens arise by operation of Law), (f) and (h) of Section 6.1.
          3.17 Ownership of Property; Liens. Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party has good title to, or a subsisting leasehold interest in or right to use, all material items of real and personal property necessary for its operations free and clear of all Liens, except for Liens permitted by Section 6.1 hereof (other than Permitted Liens under clauses (g), (l), (m), (n), (o) or (p) of Section 6.1).
          3.18 Subsidiaries. Schedule 3.18 sets forth as of the Closing Date a list of all Subsidiaries of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock or other ownership interests owned by any Loan Party therein and whether such Subsidiary is a Subsidiary Guarantor. The shares of Capital Stock or other ownership interests so indicated on such Schedule are fully paid and non-assessable and are beneficially owned by Holdings, directly or indirectly, free and clear of all Liens (other than Permitted Liens under clauses (a) (to the extent such Permitted Liens arise by operation of law), (c) (to the extent such Permitted Liens arise by operation of law), (f) and (h) of Section 6.1).
          3.19 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no strikes or other labor disputes against or other work stoppages by employees of any Loan Party pending.
          3.20 Immunity. In any proceeding in the Philippines or elsewhere in connection with the Finance Documents to which any Loan Party is a party, no Loan Party shall be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.
          3.21 Philippine and Other Taxes. Except as set forth on Schedule 3.21 or as would not reasonably be expected to result in a Material Adverse Effect, there are no taxes imposed by any of the Philippines, Bermuda, Sweden, Luxembourg, the British Virgin Islands or Hong Kong either (a) on or by virtue of the execution or delivery of any Finance Document or (b) on any payment to be made by any Loan Party domiciled in such jurisdiction under any Finance Document.
          3.22 Proper Legal Form. When the actions set forth on Schedule 3.22 are taken, each Finance Document is or, as applicable, will be as of the Drawdown Date, in proper legal form under the law of each of the Philippines, Bermuda, Sweden, Luxembourg, the British Virgin Islands or Hong Kong for the enforcement thereof against each Loan Party domiciled in each such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of any Finance Document in each such jurisdiction.
          3.23 Insurance. Each of Pagbilao and Sual has insurance coverage in effect with financially sound and reputable insurance companies on substantially all its property that is in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and for similar plant type, capacity and location to the extent available on commercially reasonable terms.

          3.24 ECA Force Majeure. (i) No event of force majeure under Article 14 of either the Pagbilao ECA or the Sual ECA has occurred that would excuse Pagbilao or Sual, as the case may be, or, to the knowledge of Pagbilao or Sual, as the case may be, NPC from the duty to perform any of the material obligations of such party under the Pagbilao ECA or Sual ECA or the Philippines from its obligations pursuant to the Pagbilao Performance Undertaking or the Sual Performance Undertaking, and (ii) neither Pagbilao nor Sual has given or received notice under the buy-out provisions under either ECA.
          3.25 Transactions with Affiliates. Except as set forth in Schedule 3.25, or otherwise permitted under the Finance Documents, no Loan Party is a party to any material contract or agreement with, or has any other material commitment to, any Affiliate.
          3.26 Foreign Corrupt Practices Act. Since January 29, 1997, none of Holdings, any of its Subsidiaries or Affiliates, nor any officer, director, employee or agent of any of the foregoing, acting on behalf of Holdings, its Subsidiaries or Affiliates, has taken any action in connection with the business conducted by Holdings and its Subsidiaries that violates in any material respect the Foreign Corrupt Practices Act of the United States or any similar law of the Philippines or any other applicable jurisdiction.
          3.27 Choice of Law and Submission to Jurisdiction. Subject to the qualifications set forth in the opinions of counsel to the Loan Parties referred to in Sections 4.2(j), the choice of governing law for each of the respective Finance Documents will be recognized in the courts of the Philippines, Bermuda, Sweden, Luxembourg, the British Virgin Islands or Hong Kong, and those courts will recognize and give effect to any judgment in respect of any Finance Document obtained against any Loan Party in the courts of jurisdictions to which such Loan Party has submitted.
          3.28 Winding-Up. No Loan Party has taken any steps or started any legal proceedings and, to the best knowledge of Holdings, no steps have been taken or legal proceedings have been started or threatened against any Loan Party for its winding-up, dissolution or reorganization or for the appointment of a receiver, trustee or similar officer of it or any or all of its assets or revenues.
          3.29 Status of the Obligations. The Loan Obligations and the Guaranty Obligations (each as defined in the Collateral Agency and Intercreditor Agreement) constitute or, as applicable, will as of the Drawdown Date, constitute direct, unconditional and general obligations of the Borrower and the Guarantors and rank at least pari passu in right of payment with all other senior Debt of the Borrower and the Guarantors.
          3.30 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Debt and obligations in connection herewith will be and will continue to be Solvent.
          3.31 Use of Proceeds. The proceeds of the Term Loan, together with available cash of the Loan Parties, shall be used by the Loan Parties (i) to repay in full 100% of the principal of, accrued interest on, and fees and all other amounts due in respect of, all outstanding Debt of Pagbilao and Sual (other than as set forth on Schedule 1.1C), (ii) if not funded with an Acceptable Letter of Credit, to fund the Loan Debt Service Reserve Account in an amount equal to the Debt Service Reserve Amount in accordance with the Security Agreement, and (iii) at the determination of Holdings, (x) to fund the repayment of inter-company indebtedness owed to Holdings and its Subsidiaries, (y) to fund a Restricted Payment in cash to the equity shareholders of Holdings and (z) for general corporate purposes.
          3.32 Availability and Transfer of Foreign Currency. All requisite foreign exchange control approvals and other authorizations, if any, by the Philippines or any department or agency thereof have been validly obtained and are current and in full force and effect to allow (i) for the establishment and maintenance of the Transaction Accounts, (ii) each Loan Party located in the Philippines to use its Dollars or, where necessary, to purchase Dollars from Persons other than Philippine banks for the servicing through the banking system of their respective obligations under the Finance Documents, there being, as of the respective dates of the Finance Documents, no legal restrictions or requirements that limit the use or transfer by such Loan Party of foreign exchange to permit them to perform their respective obligations under the Finance Documents, and (iii) Pagbilao and Sual to receive payments in Dollars as provided in each ECA.
          3.33 No Default. No Default or Event of Default has occurred and is continuing.
          3.34 Certain Documents. The Borrower has delivered to the Facility Agent a complete and correct copy of each Material Contract, including any amendments, supplements or modifications with respect to any of the foregoing.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Closing. The effectiveness of this Agreement is subject to the satisfaction or waiver by the Lenders of the following conditions precedent:
          (a) Credit Agreement; Guaranty Agreement. The Facility Agent shall have received (i) this Agreement, executed and delivered by the Facility Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A, and (ii) the Guaranty Agreement, executed and delivered by Holdings and the Facility Agent.
          (b) Closing Certificate; Certified Organizational Certificate; Good Standing Certificates. The Facility Agent shall have received (i) a certificate of the Borrower and Holdings, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation (or any equivalent document) of such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or any equivalent document) to the extent applicable in the relevant jurisdiction for each of the Borrower and Holdings from its jurisdiction of organization.
          (c) Account Opening Processes. The Borrower and Holdings shall be in compliance with all account opening processes under guidelines of both the Facility Agent and each Lender.
          (d) Governmental Approvals. All consents, authorizations of, filings with, notice to and other acts by any Governmental Authority required in connection with the extensions of credit hereunder or with the execution, delivery or performance by any Loan Party of, or the validity or enforceability of, this Agreement or any of the Finance Documents to which it is a party, shall have been obtained and be in full force and effect except those for which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. The Borrower shall have delivered to the Facility Agent certified copies of all such consents, authorizations, notices and filings set forth on Schedule 3.4 which are required to be obtained on or before the Closing Date.
          (e) Rating. The Facility Agent shall have received the credit ratings of the Term Loan from S&P and Moody’s.
          (f) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Finance Documents shall be true and correct on and as of the Closing Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

          (g) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.
          (h) Additional Debt. The Facility Agent shall have received satisfactory evidence that no Debt has been incurred by Pagbilao or Sual as of the Closing Date, other than as set forth on Schedule 1.1C.
          (i) Financial Statements. The Facility Agent and the Lenders shall have received the following:
          (i) (A) the consolidated balance sheet, income statement and cash flow statement of Holdings as of the end of and for each of the 2003, 2004 and 2005 fiscal years, the unconsolidated balance sheet, income statement and cash flow statement of Pagbilao as of the end of and for each of the 2003, 2004 and 2005 fiscal years, and the unconsolidated balance sheet, income statement and cash flow statement of Sual as of the end of and for each of the 2003, 2004 and 2005 fiscal years, in each case, duly certified by the independent accountants of Holdings, Pagbilao and Sual, as the case may be, as being prepared in accordance with IFRS and (B) the unaudited consolidated balance sheet, income statement and cash flow statement of Holdings as of the end of and for the first fiscal quarter of 2006 (which are not prepared with disclosure notes), the unaudited unconsolidated balance sheet, income statement and cash flow statement of Pagbilao as of the end of and for the first fiscal quarter of 2006 (which are not prepared with disclosure notes) and the unaudited unconsolidated balance sheet, income statement and cash flow statement of Sual as of the end of and for the first fiscal quarter of 2006 (which are not prepared with disclosure notes), in each case, duly certified (subject to year-end adjustments) by a Responsible Officer of Holdings, Pagbilao or Sual, as applicable, as having been prepared in accordance with IFRS and as having been fairly stated in all material respects; and
          (ii) the pro forma consolidated balance sheet of Holdings and its Subsidiaries as at the date of the most recently delivered consolidated balance sheet and a pro forma statement of operations for the year ended December 31, 2005, in each case adjusted for the Holdings Restructurings (as and to the extent completed prior to the Closing Date) as if such transactions had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the year ended December 31, 2005.
          (j) Independent Engineer. The Facility Agent shall have received the report of the Independent Engineer.
          (k) Lien Searches. The Facility Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located (in each case to the extent such jurisdiction maintains a filing system for purposes of conducting such search), and such search shall reveal no Liens on any of the Assets of the Loan Parties except for Liens permitted by Section 6.1 or to be discharged on or prior to the Drawdown Date pursuant to documentation reasonably satisfactory to the Facility Agent; provided that applicable lien termination statements, deeds of release and comparable instruments may be filed promptly following the Drawdown Date, in accordance with customary practice in the relevant jurisdictions.
          (l) Insurance. The Facility Agent shall have received an insurance certificate or cover note of the insurers or insurance agents of each of Pagbilao and Sual describing the insurance policies that are in place.

          4.2 Conditions to Drawdown. The agreement of each Lender to make its Loan on the Drawdown Date in accordance with Section 2.2 is subject to the conditions precedent set forth in Section 4.1 having been satisfied or waived on the Closing Date and the satisfaction (or waiver by the Lenders) of the following conditions precedent prior to or concurrently with the making of such Loan on the Drawdown Date (it being acknowledged and agreed that a portion of the proceeds of the Term Loan shall be applied to the prepayment of the existing debt of Pagbilao and Sual in accordance with the Payoff Documents):
          (a) Payment of Existing Debt of Pagbilao and Sual; NPC Revenues. On the Drawdown Date (i) the Facility Agent shall have received satisfactory evidence that all agreements evidencing existing Debt of Pagbilao and Sual (other than as set forth on Schedule 1.1C) shall have been terminated and all amounts thereunder shall have been paid in full (it being acknowledged and agreed that a portion of the proceeds of the Term Loan shall be applied to the prepayment of the existing Debt of Pagbilao and Sual in accordance with the Payoff Documents), (ii) arrangements satisfactory to the Facility Agent shall have been made for the termination of all Liens granted in connection with such existing Debt of Pagbilao and Sual or otherwise on the Assets of Pagbilao and Sual, other than those set forth in Schedule 6.1(f) and (iii) the Facility Agent shall have received satisfactory evidence that each Notice and Irrevocable Payment Instruction shall have been delivered to NPC.
          (b) Security Documents. The Facility Agent shall have received (i) an Assumption Agreement to the Guaranty Agreement from each Guarantor (other than Holdings), executed and delivered by such Guarantor, (ii) the Omnibus Security Agreement, executed, notarized and delivered by the Collateral Agent and the Loan Parties party thereto, (iii) the Luxembourg Pledge Agreement, executed and delivered by the Collateral Agent, Holdings and Mirant Luxembourg, (iv) the Collateral Agency and Intercreditor Agreement, executed and delivered by the Facility Agent, the Collateral Agent, the Borrower and the Guarantors and (v) an Account Control Agreement or other similar document with respect to each Transaction Account existing or established on the Drawdown Date, executed and delivered by the Collateral Agent and the applicable Guarantor (to the extent the Collateral Agent’s security interest in such Transaction Account is not otherwise perfected).
          (c) Certain Transaction Accounts; Account Opening Processes. Each of the Debt Service Transaction Accounts and the NPC Receivables Accounts shall have been established in accordance with the Security Documents, and each Guarantor shall be in compliance with all account opening processes under guidelines of both the Facility Agent and each Lender. The Loan Debt Service Reserve Account shall be funded in an amount equal to the Required Debt Service Reserve Amount.
          (d) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged by the Guarantors pursuant to the Pledge Agreements, together with an undated stock power (or equivalent document) for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each Borrower Inter-Company Loan and each other promissory note (if any) pledged to the Collateral Agent pursuant to the Omnibus Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          (e) Perfection. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under Law or reasonably requested by the Facility Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (except for Permitted Liens under clauses (a) (to the extent such Permitted Liens arise by operation of Law), (c) (to the extent such Permitted Liens arise by operation of Law), (f) and (h) of Section 6.1) shall be in proper form for filing, registration and recordation.
          (f) Representations and Warranties. Each of the Drawdown Representations shall be true and correct on and as of such date as if made on the Drawdown Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
          (g) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Drawdown Date, or after giving effect to the extensions of credit requested to be made on such date.
          (h) Fees. The Lenders, the Facility Agent and the Collateral Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the Drawdown Date. All such amounts will be paid with proceeds of the Term Loan made on the Drawdown Date and will be reflected in the funding instructions given by the Borrower to the Facility Agent on or before the Drawdown Date.
          (i) Additional Debt. The Facility Agent shall have received satisfactory evidence that no additional Debt has been incurred by Pagbilao or Sual as of the Drawdown Date, other than as permitted by the Finance Documents.
          (j) Legal Opinions. The Facility Agent shall have received the following executed legal opinions:
          (i) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, substantially in the form of Exhibit E-1; and
          (ii) the legal opinion of local counsel in each of Hong Kong, Sweden, the Philippines, Luxembourg, Bermuda and the British Virgin Islands, substantially in the forms of Exhibits E-2 through E-7, respectively.
          (k) Closing Certificate; Certified Organizational Certificate; Good Standing Certificates. The Facility Agent shall have received (i) a certificate of each of the Loan Parties, dated the Drawdown Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation (or any equivalent document) of such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or any equivalent document) for such Loan Party from its jurisdiction of organization.
          (l) Governmental Approvals. The Borrower shall have delivered to the Facility Agent certified copies of all consents, authorizations, notices and filings set forth on Schedule 3.4 which are required to be obtained on or before the Drawdown Date (and not delivered on the Closing Date).
          (m) Officer’s Certificate. The Facility Agent and the Collateral Agent shall have received a certificate of a Responsible Officer of Holdings stating that all conditions set forth in this Section 4.2 have been satisfied.
          (n) Appointment of Agent. The Facility Agent shall have received satisfactory evidence that each Loan Party shall have appointed an agent for service of process in New, York, New York and in Hong Kong in connection with the Finance Documents.

SECTION 5. AFFIRMATIVE COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or the Term Loan or other amount is owing to any Lender or the Facility Agent hereunder, each of Holdings and the Borrower shall, and Holdings shall cause each of the Subsidiary Guarantors, directly or indirectly, to:
          5.1 Compliance with Law. Comply in all material respects with the requirements of all material Laws applicable to any Loan Party in the conduct of its business (including material Environmental Laws).
          5.2 Maintenance of Existence; Enforcement of Rights. Preserve and maintain in full force and effect its legal existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, preserve and maintain in full force and effect its qualification to do business, rights, privileges and franchises and preserve and enforce all of its material rights under each Material Contract to which it is a party; provided that it may be merged, consolidated, wound-up, dissolved or liquidated in accordance with the terms of the Finance Documents.
          5.3 Financial Information.
          (a) Within one hundred and thirty (130) days after the end of each fiscal year of Holdings, Pagbilao and Sual (beginning with the fiscal year ending December 31, 2006), deliver to the Facility Agent copies for each of the Lenders of (i) the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, (ii) the audited unconsolidated balance sheet of Pagbilao as at the end of such year and the related audited unconsolidated statements of income and of cash flows for such year, and (iii) the audited unconsolidated balance sheet of Sual as at the end of such year and the related audited unconsolidated statements of income and of cash flows for such year, in each case, duly certified by the independent accountants of internationally recognized standing of Holdings, Pagbilao and Sual, as applicable, as being prepared in accordance with IFRS.
          (b) Within sixty (60) days after the end of each fiscal quarter (other than the last fiscal quarter) of each fiscal year of Holdings, Pagbilao and Sual (beginning with the fiscal quarter ending June 30, 2006), deliver to the Facility Agent copies for each of the Lenders of (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter (which are not prepared with disclosure notes), (ii) the unaudited unconsolidated balance sheet of Pagbilao as at the end of such quarter and the related unaudited unconsolidated statements of income and of cash flows for such quarter (which are not prepared with disclosure notes), and (iii) the unaudited unconsolidated balance sheet of Sual as at the end of such quarter and the related unaudited unconsolidated statements of income and of cash flows for such quarter (which are not prepared with disclosure notes), in each case, duly certified (subject to year-end adjustments) by a Responsible Officer of Holdings, Pagbilao or Sual, as applicable, as having been prepared in accordance with IFRS and as having been fairly stated in all material respects.
All such financial statements described in paragraphs (a) and (b) above shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with IFRS (except as approved by such independent accountant or Responsible Officer of Holdings, Pagbilao or Sual, as the case may be, and disclosed in reasonable detail therein).
          (c) Concurrently with the delivery of any financial statements pursuant to Section 5.3(a) and (b) above, deliver to the Facility Agent (i) a certificate of a chief financial officer, treasurer or controller of Holdings stating that, to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate or if a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) a Compliance Certificate setting forth the computations in reasonable detail demonstrating compliance with the provisions of Section 7 as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be.
          (d) As soon as reasonably practicable after the request by any Lender, deliver to such Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act or comparable Laws of any other jurisdiction to which such Lender is subject.
          (e) Promptly, but in any event within five (5) Business Days of a senior executive officer of Holdings having notice or obtaining knowledge thereof, give notice to the Facility Agent of the occurrence of any Default or Event of Default.
          (f) Within five (5) Business Days of a senior executive officer of Holdings having notice or obtaining knowledge thereof, give notice to the Facility Agent of:
          (i) any casualty, damage or loss of any of the Assets of Pagbilao, Sual or MSIC, whether or not insured, through fire, theft, other hazard or casualty, involving a loss (x) of USD20,000,000 or more (or the equivalent in other currency) or (y) that would reasonably be expected to result in a Material Adverse Effect;
          (ii) any notice of an event of force majeure under any Material Contract;
          (iii) the initiation of any Expropriation Event;
          (iv) any cancellation or non-renewal without replacement of any policy of insurance required to be maintained pursuant to the Finance Documents;
          (v) any breach by any party to any Material Contract, or the receipt of written notice of any breach under any Material Contract, if such breach would reasonably be expected to result in a Material Adverse Effect;
          (vi) any ERISA Events;
          (vii) any Change of Control;
          (viii) any executed amendment, waiver, modification or supplement to either ECA;
          (ix) any amendment, waiver, modification or supplement to either ECA proposed by Holdings or any of its Subsidiaries that (1) would reasonably be likely to have a Material Adverse Effect or (2) after giving effect thereto, a Default or Event of Default shall occur and be continuing or would result therefrom;
          (x) notice having been delivered of any exercise of any buy-out right described under Section 8.5 of either ECA;
          (xi) any negative change in the Borrower’s credit rating from Moody’s or S&P; and

          (xii) any litigation, investigation or proceeding to which any Loan Party is a party that would reasonably be expected to have a Material Adverse Effect.
          (g) Deliver to the Facility Agent as soon as reasonably practicable such other information relating to the then existing financial condition of the Borrower, Holdings and its Subsidiaries as the Facility Agent may from time to time reasonably request, subject to an agreed upon confidentiality provision or except when the disclosure of which is prohibited by Law.
          (h) Deliver to the Facility Agent within five (5) Business Days after the same are sent, copies of all financial statements and any material reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities.
          (i) Deliver to the Facility Agent an insurance certificate or cover note of the insurers or insurance agents of Pagbilao or Sual describing insurance policies that are in place within one month from each annual insurance renewal date, or, if earlier, within five (5) Business Days from receipt of such insurance certificate or cover note, provided that in no event shall the Borrower be required to deliver such certificate or cover note prior to the 10th Business Day after such renewal date.
          5.4 Inspection of Property; Books and Records. Permit the Facility Agent or any other Lender or any agents or representatives thereof (at the expense of the Facility Agent and/or the Lenders unless an Event of Default has occurred and is continuing) to examine and make copies of and abstracts from records and books of, and visit the properties of each Loan Party to discuss the affairs, finances and accounts of such Loan Party with any of its officers or directors and with its independent certified public accountants (in the presence of such Loan Party) from time to time during normal business hours upon reasonable notice. The Facility Agent agrees to coordinate and consolidate visits by Lenders and their agents and representatives (including the examination of records and books and the making of copies and abstracts of records and books) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of such Loan Party and to minimize costs associated with such visits. Keep proper books of records and accounts in which full, true and correct entries in all material respects in conformity with IFRS subject to normal period-end adjustments shall be made of all dealings and transactions in relation to its business and activities.
          5.5 Maintenance of Property; Insurance. (i) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except (x) if in the good faith business judgment of Holdings it is in its economic interest not to preserve and maintain such property or (y) if the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance on all its property that is in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and for similar plant type/capacity and in the Philippines to the extent available on commercially reasonable terms and (iii) operate, maintain and repair the assets of Sual and Pagbilao in accordance with Prudent Utility Practice.
          5.6 New Subsidiaries. (a) With respect to any new Subsidiary (other than an Unrestricted Subsidiary) created or acquired after the Closing Date by the Borrower, Holdings or any of its Subsidiaries, including any Person that becomes a Guarantor as a result of a transaction permitted under Section 6.7, or any existing Subsidiary that is no longer an Unrestricted Subsidiary, promptly (i) with respect to any new Subsidiary, notify the Facility Agent and the Collateral Agent of the creation or acquisition thereof and the percentage of each class of Capital Stock or other ownership interests owned by any Loan Party therein, (ii) pledge and deliver to the Facility Agent and the Collateral Agent (x) the certificates, if any, representing the Capital Stock of such Subsidiary owned by such Loan Party, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the entity that owns such Subsidiary, and (y) any Collateral Account maintained by such Subsidiary; (iii) cause such Subsidiary to become a party to each of the Guaranty Agreement and the applicable Security Documents (or enter into new Security Documents), including any applicable Pledge Agreement and the Omnibus Security Agreement, and to execute such amendments to the Security Documents and take such other actions as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock and other Collateral described in the Omnibus Security Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by Law or as may be requested by the Facility Agent or Collateral Agent; and (iv) deliver to the Facility Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments and, if requested by the Facility Agent or the Collateral Agent, customary legal opinions relating to the matters described above.
          (b) Holdings shall promptly (i) notify the Facility Agent and the Collateral Agent in writing of the designation of any Subsidiary as an “Unrestricted Subsidiary” and (ii) deliver to the Facility Agent a certificate signed by a Responsible Officer of Holdings certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary”.
          5.7 Collateral Information. Furnish to the Facility Agent prompt written notice of any change (i) in any Loan Party’s corporate name or registration number and (ii) in the jurisdiction of organization or formation of any Loan Party and the location of the chief executive office or sole place of business or principal residence of any Loan Party. Holdings and the Borrower each agree not to effect or permit any change referred to in the preceding sentence unless and until all filings have been made that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
          5.8 Further Assurances. Execute any and all further documents, financing statements, agreements (including account control agreements) and instruments, and take all further action (including delivering to the Facility Agent certificates representing securities pledged under the Security Documents) that may be required under applicable law, or that the Majority Lenders, the Facility Agent or the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.
          5.9 Environmental Matters.
          (a) Comply with, and undertake reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and undertake reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits necessary for their respective operations; provided that this subparagraph (a) shall be deemed not violated if, upon learning of any failure that would otherwise constitute a violation of this subparagraph (a), any Loan Party (x) promptly takes and diligently pursues reasonable steps to remedy such failure, and such failures and the outcome of such steps, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (y) is contesting the purported violation in good faith by appropriate proceedings for which such Loan Party maintains adequate reserves; and
          (b) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in liability to any Loan Party or to adversely affect any real property owned or leased by any of them, in either case, pursuant to any applicable Environmental Law; and take reasonable efforts to prevent any other tenant, subtenant or contractor from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that would reasonably be expected to result in liability to any Loan Party or to adversely affect any real property owned or operated by any Loan Party, in either case, pursuant to any applicable Environmental Law; provided that this subparagraph (b) shall be deemed not violated if, upon learning of any failure that would otherwise constitute a violation of this subparagraph (b), any Loan Party promptly effects and diligently pursues a reasonable response, consistent with prudent environmental management and all applicable Environmental Laws, to such failure and any condition resulting from such failure, and such failures and conditions and such responses to them, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          5.10 NPC Revenues; Collateral Accounts. Deposit, or cause to be deposited, (a) (i) all amounts paid by NPC under the Pagbilao ECA in Dollars into the USD Collateral Account of Pagbilao established outside the Philippines and (ii) all amounts paid by NPC under the Sual ECA in Dollars into the USD Collateral Account of Sual established outside the Philippines, (b) (i) all amounts paid by NPC under the Pagbilao ECA in PHP into the PHP Collateral Account of Pagbilao established in the Philippines and (ii) all amounts paid by NPC under the Sual ECA in PHP into the PHP Collateral Account of Sual established in the Philippines (the Collateral Accounts referred to in this clause (b) and the preceding clause (a), the “NPC Receivables Accounts”), and (c) deposit all other cash or proceeds received into a Collateral Account; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, funds received in a Collateral Account may be used by the Borrower, Holdings or any Subsidiary Guarantor (i) for general corporate purposes, including operating expenses and maintenance Capital Expenditures; (ii) to fund the Loan Debt Service Account; (iii) to fund the Loan Debt Service Reserve Account; and (iv) to make Restricted Payments permitted under Section 6.4; provided, further, that following the occurrence and continuance of an Event of Default, payment of the foregoing may be made at the direction of the Collateral Agent; and provided, further, that the Borrower, Holdings and the Subsidiary Guarantors may deposit funds not exceeding USD20,000,000 in the aggregate in accounts not constituting Collateral Accounts for use by the Borrower, Holdings or any Subsidiary Guarantor in the ordinary course of business, and the Borrower, Holdings and the Subsidiary Guarantors shall be permitted to establish and maintain (x) payroll and tax payment accounts and accounts of a similar nature without such accounts being subject to such an account control agreement so long as a balance in excess of USD100,000 is not maintained in all such accounts in the aggregate for longer than two consecutive Business Days in any calendar month and (y) existing accounts (or replacements thereof) established by Pagbilao and Sual to maintain environmental guaranty funds, as required by Law, in an aggregate amount not to exceed USD10,000,000.
          5.11 Transaction Accounts. Cause the establishment and maintenance of the Transaction Accounts in accordance with the Security Documents, including funding on a monthly basis and maintaining the amount in the Loan Debt Service Account set forth in Section 5.4(b) of the Security Agreement and funding on the Drawdown Date the Loan Debt Service Reserve Account in an amount equal to the Required Debt Service Reserve Amount and maintaining and funding the Loan Debt Service Reserve Account in accordance with Section 5.4(c) and (f) of the Security Agreement.
          5.12 Foreign Exchange. Validly obtain in a timely manner and, once obtained, keep current and in full force and effect all requisite foreign exchange control approvals and other authorizations, if any, required by the Philippines or any department or agency thereof to allow (i) for the maintenance of the Transaction Accounts and (ii) each Loan Party located in the Philippines to use its Dollars or, where necessary, to purchase Dollars from a Person other than a Philippine bank for the servicing of their respective obligations under the Finance Documents, other than those for which the failure to obtain or keep current or in full force and effect would not reasonably be expected to have a Material Adverse Effect.

SECTION 6. NEGATIVE COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or the Term Loan or other amount is owing to any Lender or the Facility Agent hereunder, each of Holdings and the Borrower shall not, and Holdings shall not permit any of the Subsidiary Guarantors to, directly or indirectly:
          6.1 Liens. Create, incur, assume or permit to exist any Lien upon or over any of its Assets, whether now owned or hereafter acquired, except the following Liens (“Permitted Liens”):
          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or any of its Subsidiaries, as the case may be, in conformity with IFRS;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law and in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
          (f) Liens in existence on the Closing Date listed on Schedule 6.1(f), securing Debt in existence on the Closing Date and disclosed on Schedule 1.1C; provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Debt secured thereby is not increased;
          (g) Liens securing Debt of Holdings or any Subsidiary Guarantor incurred pursuant to Section 6.2 in accordance with clause (f) of the definition of “Permitted Debt” to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt and (iii) the amount of Debt secured thereby is not increased;
          (h) Liens created pursuant to the Security Documents;
          (i) any interest or title of a lessor under any lease entered into by Holdings or any Subsidiary Guarantor in the ordinary course of its business and covering only the assets so leased;
          (j) Liens in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of Holdings or any Subsidiary Guarantor;

          (k) Liens described in any of clauses (f), (g), (h) or (l) of this Section 6.1 and renewed or extended upon the renewal or extension or refinancing or replacement of the Debt secured thereby, provided that there is no increase in the principal amount of the Debt secured thereby over the principal, capital or nominal amount thereof (plus any accrued interest and prepayment premium) outstanding immediately prior to such refinancing;
          (l) Liens on the property of a Person existing at the time such Person is merged into or consolidated with, or acquired by, the Borrower, Holdings or any Subsidiary Guarantor and not incurred in contemplation with such merger, consolidation or acquisition;
          (m) Liens securing Additional Parity Debt; provided that contemporaneously with the incurrence of such Liens, the Debt under the Finance Documents is secured equally and ratably with the Additional Parity Debt secured by such Lien (for so long as such Additional Parity Debt is so secured);
          (n) Liens securing Debt permitted to be incurred pursuant to clause (j) of the definition of Permitted Debt;
          (o) Liens not otherwise permitted by this Section 6.1 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the Assets subject thereto exceeds (as to Holdings and all Subsidiaries) USD5,000,000 at any one time; and
          (p) Liens securing accounts not constituting Collateral Accounts for use by the Borrower, Holdings or any Subsidiary Guarantor in the ordinary course of business; provided that the aggregate amount of funds in such accounts do not exceed USD15,000,000 at any one time.
          6.2 Debt. Create, issue, incur, assume, become liable in respect of or suffer to exist any Debt, whether now owned or hereafter acquired, except:
          (a) Additional Parity Debt incurred in compliance with Section 6.3;
          (b) Permitted Debt; and
          (c) Debt of the Borrower, Holdings or any Subsidiary Guarantor (other than Pagbilao, Sual and MSIC) satisfying the following conditions:
          (i) after giving pro forma effect to such incurrence, the Consolidated Leverage Ratio as at the last day of the period of four consecutive fiscal quarters of Holdings for which financial statements are available ended immediately prior to the date such Debt is incurred is less than 3.75:1.00; provided that if at any time during such period, the Term Loan has not been made or the Holdings Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Term Loan and the Holdings Restructurings (to the extent completed), as if the Term Loan had been fully drawn and the Holdings Restructurings (to the extent completed) had occurred at the beginning of such period;
          (ii) after giving pro forma effect to such incurrence, the Consolidated Interest Coverage Ratio is at least 3.0:1.0 for (x) the period of four consecutive fiscal quarters of Holdings for which financial statements are available ended immediately prior to the date such Debt is incurred; provided that if at any time during such period, the Term Loan has not been made or the Holdings Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Term Loan and the Holdings

Restructurings (to the extent completed), as if the Term Loan had been fully drawn and the Holdings Restructurings (to the extent completed) had occurred at the beginning of such period; and (y) the next succeeding four consecutive fiscal quarters of Holdings (determined based upon projections prepared in good faith on the basis of assumptions which Holdings believes to be reasonable at the time made and certified by a Responsible Officer of Holdings); and
          (iii) no Default or Event of Default shall occur and be continuing or would result therefrom.
          6.3 Additional Parity Debt. Create, issue, incur, assume, become liable in respect of or suffer to exist any Additional Parity Debt unless (i) after giving pro forma effect to the incurrence of such Additional Parity Debt, the Parity Debt Service Coverage Ratio is at least 1.7:1.0 for the period commencing on the first day of the next fiscal quarter through the Final Maturity Date (determined based upon projections prepared in good faith on the basis of assumptions which Holdings believes to be reasonable at the time made and certified by a Responsible Officer of Holdings); and (ii) no Default or Event of Default shall occur and be continuing or would result therefrom.
          6.4 Restricted Payments. Declare, order, pay, make or set apart any sum for any Restricted Payment, except as follows:
          (a) the Borrower, Holdings or any Subsidiary Guarantor may make Restricted Payments to the Borrower, Holdings or any other Subsidiary Guarantor (and if such Subsidiary Guarantor is not a Wholly-Owned Subsidiary, to its other holders of common capital stock on a pro rata basis);
          (b) the Borrower, Holdings and each Subsidiary Guarantor may make (i) Excluded Payments and (ii) any Restricted Payment contemplated by, or in furtherance of, the Holdings Restructurings (so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom);
          (c) the Borrower, Holdings and each Subsidiary Guarantor may make Restricted Payments to any Person; provided that the following conditions in clauses (i) through (vii) below have been satisfied:
          (i) either cash or Cash Equivalents in an amount equal to the Required Debt Service Reserve Amount shall be on deposit in the Loan Debt Service Reserve Account or an Acceptable Letter of Credit in an undrawn stated amount not less than the Required Debt Service Reserve Amount shall have been issued to the Collateral Agent as beneficiary;
          (ii) there shall then be on deposit in the Loan Debt Service Account cash or Cash Equivalents in an amount equal to 1/6th of the principal of and interest due and payable on the Term Loan on the next succeeding Principal Payment Date multiplied by the number of 30-day periods elapsed in full since the immediately preceding Principal Payment Date;
          (iii) the Consolidated Interest Coverage Ratio is at least 3.00:1.00 for (A) the period of four consecutive fiscal quarters of Holdings for which financial statements are available ended immediately prior to the date of such Restricted Payment; provided that if at any time during such period, the Term Loan has not been made or the Holdings Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Term Loan and the Holdings Restructurings (to the extent completed), as if the Term Loan had been fully drawn and the Holdings Restructurings (to the extent completed) had occurred at the beginning of such period; and (B) each period of four consecutive fiscal quarters of Holdings beginning with the fiscal quarter in which such Restricted Payment is made (determined based upon projections prepared in good faith on the basis of assumptions which Holdings believes to be reasonable at the time made and certified by a Responsible Officer of Holdings);
          (iv) the aggregate amount of Restricted Payments (other than Restricted Payments made with the proceeds of Additional Parity Debt) made since the Closing Date is less than Free Cash Flow since the Closing Date;
          (v) after giving effect to such Restricted Payment, amounts sufficient to fund the Borrower’s obligations pursuant to Section 2.6 as a result of any event having occurred giving rise to any obligation described in Section 2.6 are available to the Borrower;
          (vi) no Default or Event of Default shall occur and be continuing or would result therefrom; and
          (vii) there shall be no breach by NPC of any of its obligations under either ECA that would reasonably be expected to have a Material Adverse Effect.
          6.5 Lines of Business. Engage in any business other than (i) the businesses engaged in by the Loan Parties on the Closing Date, and (ii) such other lines of business as may be reasonably related thereto (including, for the avoidance of doubt, utility businesses in the Philippines and any other energy or power related businesses) and, with respect to Pagbilao and Sual, in the Philippines.
          6.6 Asset Sales. Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
          (a) the Disposition of obsolete, uneconomic or worn out property, or property which in the good faith judgment of the Borrower, Holdings or any Subsidiary Guarantor, as applicable, is no longer useful in its business; provided, however, that any Disposition of Assets by Pagbilao or Sual shall not impair in any material respect the ability of Pagbilao or Sual to perform its obligations under the Pagbilao ECA or the Sual ECA, respectively;
          (b) the Disposition of inventory in the ordinary course of business;
          (c) Dispositions of Cash Equivalents or other short-term investments;
          (d) the Disposition by the Borrower, Holdings or any Subsidiary Guarantor of power, capacity, fuel and other products or services in the ordinary course of business (it being understood that ordinary course of business shall not impose a limitation on the volume of any transaction);
          (e) any Disposition of Assets or related series of Dispositions of Assets of the Borrower, Holdings or any Subsidiary Guarantor; provided, however, that any Disposition of Assets by Pagbilao or Sual shall not impair in any material respect the ability of Pagbilao or Sual to perform its obligations under the Pagbilao ECA or the Sual ECA, respectively; and provided, further, that none of the Borrower, Holdings or any Subsidiary Guarantor shall Dispose of any Capital Stock of Pagbilao or Sual other than (x) to comply with the IPO Requirement or (y) as permitted by Section 6.7(a);
          (f) Restricted Payments permitted under Section 6.4; and

          (g) Compromises and settlements of claims against third parties and Dispositions of Assets in connection with the settlement of claims and litigation; provided, that any Disposition of Assets by Pagbilao or Sual shall not impair in any material respect the ability of Pagbilao or Sual to perform its obligations under the Pagbilao ECA or the Sual ECA, respectively.
          6.7 Fundamental Changes. Other than in connection with, or in furtherance of, the Holdings Restructurings (so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom), enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business, except that:
          (a) (x) any Guarantor (other than Pagbilao or Sual) may merge, consolidate, amalgamate with or dispose of all or substantially all of its property or business to, the Borrower or any other Guarantor, or any Person, which immediately following such transaction will be a Guarantor and (y) Pagbilao or Sual may merge, consolidate, amalgamate with or dispose of all or substantially all of its property or business to, the Borrower or any Guarantor, or any other Person which, immediately following such transaction, will be a Guarantor; provided that (i) no Default or Event of Default exists or shall occur and be continuing or would result therefrom and (ii) such action will not result in the Parity Debt Service Coverage Ratio (as calculated pursuant to Section 6.3) falling below the limit set forth in clause (i) of Section 6.3;
          (b) any Loan Party may dispose of all or substantially all of its property or business in a transaction which does not violate Section 6.6; and
          (c) except for Holdings, Pagbilao and Sual, any Guarantor may liquidate, wind-up or dissolve if Holdings determines in good faith that such liquidation, winding-up or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders.
          6.8 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party except to the extent that the sale of the relevant Asset (and, in the case of Pagbilao and Sual, only if such Asset is a Non-Replacement Asset) (i) is otherwise permitted under Section 6.6 and (ii) the lease of such Asset is permitted under Section 6.1 and either Section 6.2 or Section 6.3.
          6.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management or advisory fees, with any Affiliate (other than (i) the Borrower, Holdings or any Subsidiary Guarantor and (ii) other than in connection with the Holdings Restructurings (so long as no Default or Event of Default shall have occurred or be continuing or would result therefrom)) unless such transaction is (i) otherwise permitted under this Agreement, and (ii) either (x) upon fair and reasonable terms no less favorable to the Borrower, Holdings or such Subsidiary Guarantor, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (y) structured as a commercially reasonable and fair allocation of costs, including corporate overhead costs.
          6.10 Organizational Documents; Material Contracts.
          (i) Terminate or agree to any amendment, restatement, supplement or other modification to, or waive any of its rights under, (1) any Organizational Certificate or Organizational Document in any

material respect or (2) other than in connection with a Permitted NPC Change Event, the Pagbilao Performance Undertaking or the Sual Performance Undertaking; or
          (ii) other than in connection with a Permitted NPC Change Event, agree to any amendment, restatement, supplement or other modification to or waive any of its rights under any material provision of any Material Contract, if such amendment, restatement, supplement, modification or waiver (1) would be reasonably likely to have a Material Adverse Effect or (2) after giving effect thereto, a Default or Event of Default shall occur and be continuing or would result therefrom.
          6.11 Investments. Make any advance, loan, extension of credit (by way of a guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing “Investments”), except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) Investments in cash and Cash Equivalents;
          (c) loans and advances to employees of any Loan Party made by such Loan Party in the ordinary course of business (including for travel, entertainment and relocation expenses);
          (d) Investments which constitute proceeds of any permitted Disposition or which are permitted to be reinvested in accordance with Section 2.6(a) or Section 2.6(d);
          (e) Investments by the Borrower, Holdings or any Subsidiary Guarantor in the Borrower, Holdings or any other Subsidiary Guarantor;
          (f) any acquisition of Investments solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Holdings;
          (g) Investments represented by obligations under Swap Agreements entered into in compliance with Section 6.12;
          (h) any Investment in a Person, if as a result of such Investment, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower, Holdings or any Subsidiary Guarantor;
          (i) any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of any Loan Party, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by any Loan Party with respect to any claim against any other Person;
          (j) any Investment existing or committed to on the Closing Date and listed on Schedule 6.11(i);

          (k) Investments of funds at the time available to be made as a Restricted Payment in compliance with Section 6.4; and
          (l) in addition to Investments otherwise expressly permitted by this Section 6.11, Investments by the Loan Parties in an aggregate amount (valued at cost) not to exceed USD25,000,000 at any one time outstanding during the term of this Agreement.
          6.12 Interest Rate Protection. Enter into any Swap Agreement other than Swap Agreements entered into the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or currency exchange rates.
          6.13 Changes in Fiscal Periods. Permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters.
SECTION 7. FINANCIAL COVENANTS
          Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or the Term Loan or other amount is owing to any Lender or the Facility Agent hereunder, each of Holdings and the Borrower shall not, and Holdings shall not permit any of the Subsidiary Guarantors to, directly or indirectly:
          7.1 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings for which financial statements are available to exceed 4.75:1.00; provided that if at any time during such period, the Term Loan had not been made or the Holdings Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Term Loan and the Holdings Restructurings (to the extent completed), as if the Term Loan had been fully drawn and the Holdings Restructurings (to the extent completed) had occurred at the beginning of such period.
          7.2 Parity Debt Service Coverage Ratio. Permit the Parity Debt Service Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings for which financial statements are available to be less than 1.30:1.00; provided that if at any time during such period, the Term Loan had not been made or the Holdings Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Term Loan and the Holdings Restructurings (to the extent completed), as if the Term Loan had been fully drawn and the Holdings Restructurings (to the extent completed) had occurred at the beginning of such period.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of the Term Loan within five (5) days after any such principal amount becomes due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 6 (other than Section 6.1 and Section 6.9), Section 5.3(e) or Section 7, or (ii) any

agreement contained in Section 6.1 or Section 6.9, and, if such nonobservance or nonperformance is capable of remedy, such nonobservance or nonperformance shall continue unremedied for a period of 15 days after notice to the Borrower or any Guarantor from the Facility Agent or the Majority Lenders, or (iii) any other agreement contained in this Agreement or any other Finance Document (other than as provided in clause (a) above and clauses (i) and (ii) of this clause (b)) and, if such nonobservance or nonperformance is capable of remedy, such nonobservance or nonperformance shall continue unremedied for a period of 30 days after notice to the Borrower or any Guarantor from the Facility Agent or the Majority Lenders; or
          (c) any representation or warranty made or deemed made by any Loan Party herein or in any other Finance Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Finance Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the subject of such incorrect representation or warranty would reasonably be expected to have a Material Adverse Effect; or
          (d) (i) any Loan Party shall fail to make any payment of any principal of or premium or interest on any Debt of such Person that is outstanding in a principal or notional amount equal to or in excess of USD25,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (ii) any other event shall occur or condition shall exist under the agreement or instrument relating to any such Debt, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt by reason of default (or, in the case of any such Debt constituting a Guarantee Obligation, to become payable); or
          (e) any judgment, decree or order involving in the aggregate a liability in excess of USD25,000,000 shall be entered against the Borrower or any Material Guarantor and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (f) except as set forth in Section 6.7(c), the Borrower or any Material Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect) or any similar law of any applicable jurisdiction, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code or any similar law of any applicable jurisdiction; or a proceeding or case shall be commenced, without the application or consent of such designated party, in any court of competent jurisdiction, seeking (x) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of such designated party or of all or any substantial part of its assets, or (z) similar relief in respect of such designated party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unstayed and in effect for a period of sixty (60) or more days; or
          (g) (i) any Security Document shall for any reason be asserted in writing by the Borrower or any other Loan Party not to be a legal, valid and binding obligation of any party thereto or any security interest purported to be created by any Security Document shall for any reason be asserted in writing by the Borrower or any Material Guarantor not to be a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby; (ii) any security interest purported to be created by any Security Document and purported to extend to Assets that are material to Holdings and its Subsidiaries on a consolidated basis shall cease to be a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing Capital Stock pledged under the Security Documents; (iii) any Subordinated Debt or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Guarantors under the Guaranty Agreement and, at such time, the borrower of such Debt is not permitted to incur such Debt under either Section 6.2 or Section 6.3 hereof or (iv) with respect to any intercreditor or other agreement in respect of Subordinated Debt, the Borrower or any other Loan Party shall for any reason assert in writing that any such agreement is not a legal, valid and binding obligation of any party thereto or any such agreement shall otherwise cease to be enforceable; or
          (h) the guarantee of any Guarantor in the Guaranty Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or
          (i) except in connection with a Permitted NPC Change Event, (i) either the Pagbilao ECA or Sual ECA shall cease, for any reason, to be in full force and effect prior to its stated termination date; (ii) either Pagbilao or Sual shall abandon or cease to have the right to possess and use any portion of its assets necessary to perform its obligations under the ECA to which it is a party; or (iii) either Pagbilao or Sual shall breach its respective ECA, if any such breach would reasonably be expected to have a Material Adverse Effect; or
          (j) an Event of Loss shall occur; or
          (k) an Expropriation Event shall occur; or
          (l) except in connection with a Permitted NPC Change Event, the Pagbilao Performance Undertaking or the Sual Performance Undertaking shall cease, for any reason, to be in full force and effect or the Philippines shall so assert in writing; or
          (m) an ERISA Event shall occur that, alone, or together with any other ERISA Event(s) that have occurred, could reasonably be expected to have a Material Adverse Effect; or
          (n) the Philippines shall issue, adopt or approve any law, rule or regulation that restricts, for a period of at least 60 consecutive days, the ability of the Borrower, Holdings or any Subsidiary Guarantor to transfer funds to any Transaction Account outside the Philippines if such restriction would reasonably be expected to have a Material Adverse Effect.
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Commitments shall immediately terminate and the Term Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Majority Lenders, the Facility Agent may, or upon the request of the Majority Lenders, the Facility Agent shall, by notice to the Borrower, declare the Term Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Finance Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9. THE FACILITY AGENT
          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Facility Agent as the agent of such Lender under this Agreement and the other Finance Documents, and each such Lender irrevocably authorizes the Facility Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Finance Documents and to exercise such powers and perform such duties as are expressly delegated to the Facility Agent by the terms of this Agreement and the other Finance Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Facility Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Finance Document or otherwise exist against the Facility Agent.
          9.2 Delegation of Duties. The Facility Agent may execute any of its duties under this Agreement and the other Finance Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Facility Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          9.3 Exculpatory Provisions. Neither the Facility Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Finance Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Finance Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Facility Agent under or in connection with, this Agreement or any other Finance Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Finance Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Facility Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Finance Document, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Facility Agent. The Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Facility Agent. The Facility Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Facility Agent. The Facility Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Finance Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Finance Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loan.
          9.5 Notice of Default. The Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Facility Agent has received notice from a Lender or any Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Facility Agent receives such a notice, the Facility Agent shall give notice thereof to the Lenders. The Facility Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Facility Agent shall have received such directions, the Facility Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on Facility Agent and Other Lenders. Each Lender expressly acknowledges that neither the Facility Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Facility Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Facility Agent to any Lender. Each Lender represents to the Facility Agent that it has, independently and without reliance upon the Facility Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Facility Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Finance Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Facility Agent hereunder, the Facility Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Facility Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          9.7 Indemnification. The Lenders agree to indemnify the Facility Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Loan Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loan shall have been paid in full, ratably in accordance with such Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loan) be imposed on, incurred by or asserted against the Facility Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Facility Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Facility Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Term Loan and all other amounts payable hereunder.
          9.8 Agent in Its Individual Capacity. The Facility Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Facility Agent were not the Facility Agent. With respect to Loans made or renewed by it, the Facility Agent shall have the same rights and powers under this Agreement and the other Finance Documents as any Lender and may exercise the same as though it were not the Facility Agent, and the terms “Lender” and “Lenders” shall include the Facility Agent in its individual capacity.
          9.9 Successor Facility Agent. The Facility Agent may resign as Facility Agent upon 30 days’ notice to the Lenders and the Borrower. If the Facility Agent shall resign as Facility Agent under this Agreement and the other Finance Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent effective upon such appointment and approval, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Facility Agent by the date that is 30 days following a retiring Facility Agent’s notice of resignation, the retiring Facility Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Facility Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Facility Agent’s resignation as Facility Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent under this Agreement and the other Finance Documents.
          9.10 Appointment of Collateral Agent. Each Lender hereby consents and agrees to the appointment by the Facility Agent on its behalf of the Collateral Agent as the agent of the Secured Parties under the Security Documents, to take such action on its behalf under the provisions of the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Security Documents, together with such other powers as are reasonably incidental thereto.
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. Neither this Agreement, any other Finance Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Majority Lenders and each Loan Party party to the relevant Finance Document may, or, with the written consent of the Majority Lenders, the Facility Agent and each Loan Party party to the relevant Finance Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Finance Documents for the purpose of adding any provisions to this Agreement or the other Finance Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Facility Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Finance Documents or any

Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of the Term Loan, change the place of payment of the Loans, extend the scheduled date of any amortization payment in respect of the Term Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver or reduction of applicability of any post-default increase in interest rates (which waiver or reduction shall be effective with the consent of the Majority Lenders) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Finance Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty Agreement and the Security Documents, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 9 without the written consent of the Facility Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Facility Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Facility Agent shall be restored to their former position and rights hereunder and under the other Finance Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The effectiveness of any amendment or supplement to this Agreement shall be subject to the prior written consent of the Guarantors.
          If, in connection with any proposed amendment, waiver or consent pursuant to this Section 10.1 requiring the consent of all Lenders, the consent of Majority Lenders is obtained but the consent of all Lenders whose consent if required is not obtained (any Lender withholding consent being referred to as a “Non-Consenting Lender”), then, upon written notice to any Non-Consenting Lender and the Facility Agent, the Borrower shall be permitted, at its sole expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign and delegate, without recourse, all of its rights and obligations under this Agreement and the other Finance Documents to a replacement financial institution that shall assume such obligations (which replacement financial institution may be another Lender, if such Lender accepts such assignment); provided, that (i) the Facility Agent shall have consented to such replacement financial institution (such consent not to be unreasonably withheld), (ii) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement in accordance with Section 10.6, and (iv) the Borrower shall be liable to such Non-Consenting Lender under Section 2.15 if any Loan owing to such Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto.
          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Facility Agent, and as set forth in an administrative questionnaire delivered to the Facility Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	25/P., Cambridge House, Taikoo Place
979 King’s Road

Quarry Bay, Hong Kong
Attention: Chairman of the Board (c/o Company
Secretary of Mirant Asia-Pacific Limited)
Telecopy: 852-21793334
Telephone: 852-21793337

Holdings:	25/P., Cambridge House, Taikoo Place
979 King’s Road
Quarry Bay, Hong Kong
Attention: Company Secretary
Telecopy: 852-21793334
Telephone: 852-21793337

Facility Agent:	Credit Suisse, Singapore Branch
One Raffles Link
#03/#04-01 South Lobby
Singapore 039393
Attention: Richard Goh
Telecopy: (65) 6212 2709
Telephone: (65) 6212 3470
provided that any notice, request or demand to or upon the Facility Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Facility Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Facility Agent and the applicable Lender. The Facility Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Facility Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Finance Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Finance Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Facility Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Finance Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Facility Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Drawdown Date (in the case of amounts to be paid on the Drawdown Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Facility Agent shall deem appropriate (provided not more than once every 30 days), (b) to pay or reimburse each Lender and the Facility Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Finance Documents and any such other documents, including the fees and disbursements of counsel to the Lenders and the Facility Agent, (c) to pay, indemnify, and hold each Lender and the Facility Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Finance Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Facility Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Finance Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loan or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations or property of any of Holdings or the Subsidiary Guarantors and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Finance Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to 25/P., Cambridge House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong (Telephone No. 852-21793337) (Telecopy No. 852-21793334) at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Facility Agent. The agreements in this Section 10.5 shall survive repayment of the Term Loan and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender (including any potential member of the general syndicate of Lenders that has been identified to Holdings or the

Borrower), an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and
            (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender (including any potential member of the general syndicate of Lenders that has been identified to Holdings or the Borrower), an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent) shall not be less than USD1,000,000 unless each of the Borrower and the Facility Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of USD3,500 provided, that only one such fee shall be payable to the Facility Agent in connection with simultaneous assignments by a Lender to two or more Approved Funds; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Facility Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available, who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities law and who will be subject to the confidentiality provisions in Section 10.15.
            For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
            (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). To the extent that an assignment of all or any portion of a Lender’s outstanding obligations pursuant to this Section 10.6 would, at the time of such assignment, result in increased costs under Sections 2.13 or 2.14 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs; provided, however, notwithstanding anything to the contrary in this sentence, the Lender’s and any Assignee’s rights with respect to taxes shall be as set forth in Section 2.14 of this Agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Facility Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Facility Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Facility Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless (x) it has been recorded in the Register as provided in this paragraph and (y) the Facility Agent shall have performed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to an Assignee, the completion of which the Facility Agent shall promptly notify to the assigning Lender and the Assignee.
          (c) (i) Any Lender may, without the consent of the Borrower or the Facility Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Facility Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Sections 2.14(d) and 2.14(e).
          (d) Any Lender may at any time encumber, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such encumbrance, pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Facility Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Facility Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Term Loan and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Facility Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Facility Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Finance Documents represent the entire agreement of the Borrower, Holdings, the Facility Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Facility Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Finance Documents.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Finance Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, Hong Kong and Singapore and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) (i) appoints National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York 10001, to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in the courts of the State of New York or the courts of the United States of America for the Southern District of New York or appellate courts from any thereof (a “New York Action”), and agrees that it will at all times during the term of this Agreement and for a period of two years from the date of termination of this Agreement maintain a duly authorized agent in New York, New York to receive service of process (such agent, with respect to its respective appointing party, being the “NY Process Agent”) and (ii) agrees to appoint a process agent as required by Section 4.2(n) of this Agreement to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in the Hong Kong courts (a “Hong Kong Action”) and to provide the Facility Agent a copy of the agreement between Holdings, the Borrower and the appointed process agent which shall set forth the full legal name and address of such process agent in Hong Kong, and agrees that it will at all times during the term of this Agreement and for a period of two years from the date of termination of this Agreement maintain a duly authorized agent in Hong Kong to receive service of process (such agent, with respect to its respective appointing party, being the “HK Process Agent”). Each of the Borrower and Holdings hereby irrevocably and unconditionally consents to service of process by registered mail, FedEx, UPS, DHL or similar courier at the address referred to in Section 10.2 of this Agreement (or at such other address of which the Facility Agent shall have been notified pursuant thereto) in connection with any action, including a New York Action or a Hong Kong Action, or to it in the care of the NY Process Agent at the NY Process Agent’s above address in connection with any New York Action or to it in the care of the HK Process Agent at the HK Process Agent’s address, of which the Facility Agent shall have been notified, in connection with any Hong Kong Action, it being agreed that service in such manner shall constitute valid service upon such party and its successors or assigns in connection with any such New York Action or Hong Kong Action, as applicable; provided, however, that nothing in this Section 10.12(c) shall affect the right to bring any suit, action or proceeding against the Borrower or Holdings or any of its property in the courts of other jurisdictions;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:
          (b) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Finance Documents;
          (c) neither the Facility Agent nor any Lender has any fiduciary relationship with or duty to either the Borrower or Holdings arising out of or in connection with this Agreement or any of the other Finance Documents, and the relationship between Facility Agent and Lenders, on one hand, and the Borrower and Holdings, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (d) no joint venture is created hereby or by the other Finance Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, Holdings and the Lenders.
          10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Finance Document, the Facility Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Finance Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Term Loan and the other obligations under the Finance Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Facility Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
          10.15 Confidentiality. Each of the Facility Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Facility Agent or any Lender

pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Facility Agent or any Lender from disclosing any such information (a) to the Facility Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any other Person with whom it may enter into, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement or any other Finance Document or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Finance Document.
          Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or the Facility Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Facility Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          10.16 WAIVERS OF JURY TRIAL. EACH OF THE BORROWER, HOLDINGS, THE FACILITY AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.17 Judgment. The Obligations of the Borrower due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement, such party, agrees to remit to the Borrower, such excess.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MIRANT SWEDEN INTERNATIONAL AB (publ),
as Borrower

By:

Name:
Title:

MIRANT ASIA-PACIFIC LIMITED,
as Guarantor

By:

Name:
Title:

CREDIT SUISSE, SINGAPORE BRANCH, as Facility
Agent and as a Lender

By:

Name:
Title:

By:

Name:
Title:

[LENDERS SIGNATURES]